Exhibit 4.1

NOTE PURCHASE AGREEMENT

by and among

API TECHNOLOGIES CORP.,

as Issuer,

and

EACH OF THE PURCHASERS REFERRED TO HEREIN

Dated as of March 22, 2012

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES

Schedule 2.02(a)	Purchasers, Notes and Initial Purchase Price

Schedule 8.15	Capitalization

EXHIBITS

EXHIBIT A	Form of Convertible Subordinated Note

EXHIBIT B	Certificate of Amendment

EXHIBIT C	Certificate of Designation

EXHIBIT D	Preferred Stock Certificate

EXHIBIT E	Secretary’s Certificate

EXHIBIT F	Form of Officer’s Certificate

EXHIBIT G	Form of Solvency Certificate

EXHIBIT H	Form of Opinion of Counsel

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT, dated as of March 22, 2012, is by and among (a) API TECHNOLOGIES CORP., a Delaware corporation (the “Issuer”), (b) each Purchaser signatory hereto or hereafter designated as a Purchaser pursuant to Section 13.06 (each individually a “Purchaser” and collectively, the “Purchasers”) and (c) with respect to Section 4.01(b), Vintage Albany Acquisition, LLC, a Delaware limited liability company (“Vintage”).

RECITALS

WHEREAS, the Issuer is party to an Amended and Restated Credit Agreement, dated as of June 27, 2011 (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of January 6, 2012 and by that certain Second Amendment to Amended and Restated Credit Agreement dated of even date herewith (the “Second Amendment to Senior Credit Agreement”), as such agreement may be further amended, amended and restated, modified, supplemented, replaced or otherwise in effect from time to time, the “Senior Credit Agreement”), among the Issuer, the several financial institutions identified therein as “Lenders” (collectively, the “Senior Lenders”) and Morgan Stanley Senior Funding, Inc., as administrative agent for the Senior Lenders (the “Senior Agent”); and

WHEREAS, the Issuer will issue $26,000,000 in the initial aggregate principal amount of convertible subordinated notes substantially in the form of Exhibit A attached hereto (collectively, the “Notes” and, each, individually, a “Note”; such term to include any such notes issued in substitution therefore pursuant to Section 13.06) pursuant to this Agreement to fund the Issuer’s working capital needs.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.01 unless the context otherwise requires:

“Acquisition” shall mean the Issuer’s indirect acquisition of 100% of the issued and outstanding Equity Interests of the Target Company pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean that certain Share Purchase Agreement, dated of even date herewith, by and among API Technologies (UK) Limited, as buyer, C-MAC Microcircuits UK Opco Limited, and Karen Oddey, API Technologies (UK) Limited will acquire all of the issued and outstanding Equity Interests of the Target Company.

“Acquisition Documents” shall mean the Acquisition Agreement and all other agreements and documents relating to the Acquisition, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that no Purchaser or nor any of its Affiliates shall be considered an Affiliate of the Issuer or any Subsidiary thereof.

“Agreement” shall mean this Note Purchase Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed to by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Authorized Officer” shall mean, with respect to (i) delivering financial information and officer’s certificates pursuant to this Agreement, the chief executive officer, president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer, controller or principal accounting officer of the Issuer, and (ii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Issuer.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Equity, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by the amount of such payment by (b) the sum of all such payments.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“benefited Purchaser” shall have the meaning provided in Section 13.07(a).

“Board Observation Rights” shall have the meaning provided in Section 9.07(d).

“Business Day” shall mean for all purposes any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Bylaws” shall have the meaning provided in Section 8.15.

“Called Principal Amount” shall mean, with respect to the Notes, the principal amount of such Note that is prepaid pursuant to Section 3.01(b).

“Canadian Insolvency Law” shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement or compromise of some or all of the debts of a Person or a stay of proceedings to enforce some or all claims of creditors against a Person.

“Capitalized Interest Amounts” shall have the meaning provided in Section 3.02(b).

“Certificate” shall have the meaning provided in Section 8.15.

“Certificate of Amendment” shall have the meaning provided in Section 9.10(a).

“Certificate of Designation” shall have the meaning provided in Section 9.10(a).

“Change of Control” shall mean (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than (x) the Permitted Holders and (y) Senator Investment Group LP and its Affiliates) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of both (i) more than 35%, on a fully diluted basis, of the outstanding shares of Common Stock of the Issuer and (ii) a greater number of shares, on a fully diluted basis, of Common Stock of the Issuer than the Permitted Holders, (b) the Board of Directors of the Issuer shall cease to consist of a majority of Continuing Directors, or (c) any “Change of Control” occurs as defined in the Senior Credit Agreement.

“Closing” shall have the meaning provided in Section 2.02(b).

“Closing Date” shall mean the first date on which all definitive Credit Documents (other than any Credit Documents to be executed upon conversion of the Notes) are executed by the Issuer, the Purchasers and others party thereto and on which all conditions set forth in Article VI hereof have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Common Stock” shall have the meaning provided in Section 8.15.

“Contingent Obligation” shall have the meaning assigned that term in the Senior Credit Agreement (as in effect on the Closing Date).

“Continuing Directors” shall mean the directors of the Issuer on the Closing Date and each other director if such director’s nomination for election to the Board of Directors of the Issuer is recommended by a majority of the then Continuing Directors.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Conversion Shares” shall mean the shares of Common Stock issuable upon conversion of the Notes, or if the Notes are converted into Preferred Stock, the shares of Common Stock issuable upon conversion of the Preferred Stock, as the case may be.

“Convertible Securities” means any evidences of Indebtedness, shares (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

“Credit Documents” shall mean this Agreement, each Note and each other document delivered by any Purchaser in connection with any of the foregoing, including, without limitation, documents delivered in connection with any conversion of the Notes into Preferred Stock and, solely for the purposes of Section 13.05, documents delivered in connection with any conversion of the Notes into Conversion Shares.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, as of the date of determination, the per annum rate equal to (a) the rate for the most recently issued actively traded ten year U.S. Treasury security as determined by the Required Purchasers, plus (b) ten percent (10.0%).

“Dilution Event” shall mean the occurrence of any of the following events:

(a) At any time prior to the earlier of (x) the nine-month anniversary of the Closing Date and (y) the consummation of any issuance (or related issuances) of Common Stock of the Issuer otherwise permitted hereunder in which the net consideration received in connection with such issuance or related issuances equals or exceeds $20,000,000, the issuance by the Issuer, without the prior written consent of the Required Purchasers, of any Common Stock in a transaction or series of related transactions in which the net consideration received by the Issuer in connection with such issuance exceeds $20,000,000, unless the Fair Market Value of the net consideration received by the Issuer in connection with such issuance is equal to or greater than the greater of (A) $3.00 per share (as adjusted for stock splits, distributions, reclassifications and other similar events) and (B) 80% of the Fair Market Value of the Common Stock as of the date of such issuance; provided, however, that notwithstanding anything to the contrary in clause (z) of the definition of “Fair Market Value”, if the Issuer receives any consideration other than cash consideration in exchange for the issuance of shares of its Common Stock, the Fair Market Value of the consideration received for such Common Stock for the purposes of this clause (a) must be reasonably and unanimously determined in good faith by the Issuer’s Board of Directors, including, if applicable, the Purchaser Designee, using standard commercial valuation techniques; or

(b) At any time when the Notes or any shares of Preferred Stock are outstanding, the Issuer, without the prior written consent of the Required Purchasers,:

(i) issues or sells any shares of the Issuer’s preferred stock of any series or any shares of Preferred Equity of the Issuer, or creates any new series or class of securities of the Issuer, other than the Preferred Stock to be issued to the Purchasers upon conversion of the Notes (it being understood that the Issuer may not issue shares of the Preferred Stock to any other Person without the prior written consent of the Required Purchasers), regardless of whether such series or class ranks junior, pari passu or senior to the Preferred Stock as to dividends, redemption and payments upon liquidation, dissolution and winding up;

(ii) after the Closing Date, creates, incurs, assumes or otherwise becomes or remains, directly or indirectly liable for any Indebtedness in an aggregate principal amount in excess of $5,000,000 if the yield on such Indebtedness (as determined in good faith by the Required Purchasers to be equal to the sum of (A) the interest rate per annum applicable to such Indebtedness, plus (B) if such Indebtedness is initially made at a discount or the lenders making the same receive a fee directly or indirectly from the Issuer or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of such Indebtedness, being referred to herein as “OID”), the amount of such OID amortized over the lesser of (1) the Average Life of such Indebtedness and (2) seven, plus (C) without duplication, the sum of any transaction fees, commitment fees, exit fees, any fees or premiums due upon the occurrence of any contingent event or other similar fees payable in respect of such Indebtedness and the fair market value of any warrants, options, stock or other non-cash consideration payable in respect thereof, amortized over the lesser of (1) the Average Life of such Indebtedness and (2) seven) exceeds the Interest Rate (as in effect after the first anniversary of the Closing Date) by more than 900 basis points (the amount of such excess above such Interest Rate being referred to herein as the “Yield Differential”);

(iii) issues or sells any Options, whether or not immediately exercisable and whether or not issued or sold in combination with any other security, if the price per share for which Common Stock is issuable upon the exercise of such Options (and the price of any conversion of Convertible Securities, if applicable) is less than the Fair Market Value per share of Common Stock in effect on the date of issuance or sale of such Options. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” shall be determined by dividing (x) the total amount, if any, received or receivable by the Issuer as consideration for the issuance or sale of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Issuer upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in clause (iv) below) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (y) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion, exercise or exchange of Convertible Securities, if applicable);

(iv) issues or sells any Convertible Securities, whether or not immediately convertible, exercisable or exchangeable and whether or not issued or sold in combination with any other security, if the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Fair Market Value per share of Common Stock in effect on the date of issuance or sale of such Convertible Securities. If the Convertible Securities so issued or sold do not have a fluctuating conversion or exercise price or exchange ratio, then for the purposes of the immediately preceding sentence, the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be determined by dividing (A) the total amount, if any, received or receivable by the Issuer as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Issuer upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this clause (iv) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. If the Convertible Securities so issued or sold have a fluctuating conversion or exercise price or exchange ratio (a “Variable Rate Convertible Security”), then for purposes of the first sentence of this clause (iv), the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Convertible Security have been satisfied) if the conversion price of such Variable Rate Convertible Security on the date of issuance or sale thereof were equal to the actual conversion price on such date (or such higher minimum conversion price if such Variable Rate Convertible Security is subject to a minimum conversion price); or

(v) changes (including, without limitation, a change with respect to any Options or Convertible Securities outstanding as of the Issue Date) (x) the amount of additional consideration payable to the Issuer upon the exercise of any Options; (y) the amount of additional consideration, if any, payable to the Issuer upon the conversion, exercise or exchange of any Convertible Securities; or (z) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution).

For purposes hereof, if any Common Stock, Options or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Issuer therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Issuer (including the net present value of the consideration expected by the Issuer for the provided or purchased services) shall be the Fair Market Value of such consideration. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Issuer is the surviving corporation, the amount of consideration therefor will be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.

Notwithstanding the foregoing, none of the following shall constitute a “Dilution Event” hereunder: (i) the issuance by the Issuer of shares of Common Stock pursuant to the Equity Incentive Plan, as amended from time to time, in an aggregate amount not exceeding 15% of the total number of shares of Common Stock issued and outstanding from time to time (including, for purposes hereof, any grants already awarded under the Issuer’s Equity Incentive Plan as of the date hereof); (ii) the issuance by the Issuer of up to 2,085 shares of Common Stock upon conversion of options that were not issued under the Equity Incentive Plan; and (iii) the issuance by the Issuer of up to 955,362 shares of Common Stock upon exercise of warrants outstanding on the Closing Date, and the issuance by API Nanotronics Sub, Inc. of Equity Interests in accordance with the Plan of Arrangement undertaken pursuant to that certain Combination Agreement dated as of May 5, 2006, by and among the Issuer f/k/a Rubincon Ventures Inc., API Electronics Group Corp., and API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc.

“Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Acquisition Documents and (iii) the Senior Credit Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, provincial, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, relating to the protection of the environment, or of human health (as it relates to the exposure to environmental hazards) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Equity Incentive Plan” shall have the meaning provided in Section 8.15.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Event of Default” shall have the meaning provided in Article XI.

“Executive Order” shall have the meaning provided in Section 8.14.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean with respect to any Purchaser or any other recipient of any payment to be made by or on account of any Obligation of the Issuer hereunder, (a) income, franchise or similar Taxes imposed on (or measured by) its net income and branch profits taxes, in each case imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office or applicable lending office is located, or with which it has a present or former connection (other than any connection arising solely from having executed, delivered, performed its obligations or received payment under, or enforced this Agreement), (b) in the case of a Non-U.S. Purchaser, any withholding tax that is imposed on amounts payable to such Non-U.S. Purchaser at the time such Non-U.S. Purchaser becomes a party to this Agreement (or designates a new lending office), (c) as to any Purchaser that is not a Non-U.S. Purchaser, any back up withholding taxes required to be withheld under the Code, and (d) any taxes imposed pursuant to FATCA.

“FATCA” shall mean Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provision that is substantively comparable and not materially more burdensome to comply with), and any current or future regulations issued thereunder or official interpretations thereof.

“Fair Market Value” shall mean, (x) as to any publicly-traded security as of any date of determination, the average of the closing bid price per share or unit thereof for the fifteen (15) trading days immediately preceding the date of determination, on the NASDAQ with respect thereto on such date, or (y) if such security is not then publicly traded on any exchange, the closing bid price per share or unit thereof on any over-the-counter market furnished by any securities exchange member making a market in such security, or, (z) as to any other asset, the value thereof as reasonably determined in good faith by the Issuer’s Board of Directors using standard commercial valuation techniques; provided, however, that if the Required Purchasers shall object in writing to such determination within 15 Business Days of receiving written notice of such value, then the determination shall be made by an independent appraiser of recognized national standing (selected by Issuer and reasonably satisfactory to the Required Purchasers at the time), in each case in accordance with generally accepted financial practice. With respect to any determination made by an independent appraiser as provided in clause (z) above, such determination shall be set forth in writing, and Issuer shall, immediately following such determination, deliver a copy thereof to the Purchasers absent manifest error. The determination so made shall be conclusive and binding on Issuer and the Purchasers. Issuer shall pay all of the expenses incurred in connection with any such determination, including, without limitation, the expenses of the independent appraiser engaged to make such determination (provided that if the Fair Market Value as determined by the independent appraiser shall be equal to or less than the Fair Market Value determined by the Board of Directors of the Issuer, the fees and expenses or the independent appraiser shall be paid by the Purchasers). If Issuer shall not have selected such appraiser within 20 days after the occurrence of the event giving rise to the need therefor, then the Required Purchasers may select such appraiser.

“Foreign Assets Control Regulations” shall have the meaning provided in Section 8.14.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants or substances in any form that are prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics, including without limitation any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas.

“Indebtedness” shall have the meaning assigned that term in the Senior Credit Agreement (as in effect on the Closing Date).

“Information” shall have the meaning provided in Section 13.12(a).

“Information Statement” shall have the meaning provided in Section 9.10.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Issuer, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Issuer or with respect to a material portion of the Issuer’s assets, (c) any liquidation, dissolution, reorganization or winding up of the Issuer whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Issuer.

“Intercompany Indebtedness” shall mean all Indebtedness of the Issuer owing, whether directly or indirectly in one or a series of transactions, from the Issuer to any of its Subsidiaries or Affiliates (other than Indebtedness owing to an Affiliate under the Senior Credit Agreement).

“Interest Payment Date” shall mean the last day of each March, June, September and December of each year, commencing on March 31, 2013.

“Interest Rate” shall mean, as of the date of determination, the per annum rate equal to: (a) 0%, for the period from the Closing Date through but not including the first anniversary of the Closing Date and (b) 6.0%, at all times thereafter.

“IRS” shall have the meaning provided in Section 7.01(e).

“Issuer” shall have the meaning assigned that term in the Preamble.

“Issuer Indebtedness” shall mean all indebtedness of the Issuer (including, without limitation, trade payables of the Issuer), other than (a) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted at such time, and (b) Intercompany Indebtedness.

“Issuer Indebtedness Agreement” shall mean the agreement, document or instrument evidencing any Issuer Indebtedness.

“Issuer Indebtedness Default” shall mean any “Event of Default” (howsoever defined) under any Issuer Indebtedness Agreement evidencing Issuer Indebtedness that would entitle a holder of any Issuer Indebtedness to accelerate maturity of such Issuer Indebtedness.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Liquidation Preference” shall have the meaning provided in the Certificate of Designation.

“Make-Whole Amount” shall mean, as of the date of determination, with respect to any Note, the sum of (a) an amount equal to 5% of the Called Principal Amount of such Note, plus (b) all Remaining Scheduled Payments for such Note.

“Mandatory Redemption Date” shall have the meaning provided in Section 3.01(c).

“Mandatory Redemption Event” shall mean (a) the occurrence of a Change of Control, (b) the consummation of the sale or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries determined on a consolidated basis, or (c) the occurrence of a Dilution Event.

“Mandatory Redemption Make-Whole Amount” shall mean:

(a) with respect to each Note and on any date on which (x) a Mandatory Redemption Event described in clause (a) of the definition thereof occurs or (y) such Note is accelerated pursuant to Section 12.01, (i) if such date occurs during the period from the Closing Date through, but not including, the second anniversary of the Closing Date, an amount equal to $0.00; provided that if any such Mandatory Redemption Event has occurred and the Issuer is prohibited from prepaying the Notes as a result of the provisions of the Senior Credit Agreement or Article XIV hereof or otherwise fails to prepay the Notes in connection therewith as provided in Section 3.01(c), the “Mandatory Redemption Make-Whole Amount” shall be an amount equal to the aggregate Capitalized Interest Amounts that would have accrued and been added to the principal of such Note in accordance with Section 3.02(b) for the period commencing on the next succeeding Interest Payment Date through and including the Interest Payment Date occurring twenty-four (24) months thereafter (assuming, for purposes hereof, that the Interest Rate on the Notes during such period is 6% per annum, compounded quarterly), (ii) if such date occurs during the period from the second anniversary of the Closing Date through, but not including, the third anniversary of the Closing Date, an amount equal to the aggregate Capitalized Interest Amounts that would have accrued and been added to the principal of such Note in accordance with Section 3.02(b) for the period commencing on the next succeeding Interest Payment Date through and including the Interest Payment Date occurring twenty-four (24) months thereafter, and (iii) if such date occurs at any time on or after the third anniversary of the Closing Date, an amount equal to the aggregate Capitalized Interest Amounts that would have accrued and been added to the principal of such Note in accordance with Section 3.02(b) for the period commencing on the next succeeding Interest Payment Date through and including the Interest Payment Date occurring thirty-six (36) months thereafter, provided that, solely for purposes of determining the Mandatory Redemption Make-Whole Amount under this clause (a)(iii), interest shall, to the extent applicable, be deemed to continue to accrue at the Interest Rate (assuming, for purposes hereof, that the Interest Rate on the Notes during such period is 6% per annum, compounded quarterly) and to be capitalized on each Interest Payment Date occurring after the Maturity Date;

(b) with respect to each Note and on any date on which a Mandatory Redemption Event described in clause (b) of the definition thereof occurs, an amount equal to the aggregate Capitalized Interest Amounts that would have accrued and been added to the principal of such Note in accordance with Section 3.02(b) for the period commencing on the next succeeding Interest Payment Date through and including the Interest Payment Date occurring twenty-four (24) months thereafter, provided that interest shall, to the extent applicable, be deemed to continue to accrue at the Interest Rate (assuming, for purposes hereof, that the Interest Rate on the Notes during such period is 6% per annum, compounded quarterly) and to be capitalized on each Interest Payment Date occurring after the Maturity Date; and

(c) with respect to each Note and on any date on which a Mandatory Redemption Event described in clause (c) of the definition thereof occurs, an amount equal to (i) 10% of the aggregate principal amount of such Note outstanding at such time, plus (ii) all interest payments on the aggregate principal amount of such Note that would be due from and after the Mandatory Redemption Date if no payment of the principal amount of such Note was made prior to the Maturity Date of such Note.

“Mandatory Redemption Offer Period” shall have the meaning provided in Section 3.01(c).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities, or financial condition of the Issuer and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Purchasers hereunder or under any other Credit Document or (y) on the ability of the Issuer to perform its obligations to the Purchasers hereunder or under any other Credit Document.

“Maturity Date” shall mean March 22, 2019.

“NASDAQ” shall have the meaning provided in Section 9.09.

“Nominee Disclosure Information” shall have the meaning provided in Section 9.07(b).

“Non-Excluded Taxes” shall have the meaning assigned that term in Section 7.01.

“Non-U.S. Purchaser” shall have the meaning provided in Section 7.01(e).

“Notes” shall have the meaning provided in the Recitals.

“Obligations” shall mean all amounts owing to the any Purchaser or any member of the Purchaser Group pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Issuer or any of its Subsidiaries, whether or not allowed in such case or proceeding). For the avoidance of doubt, the term “Obligations” shall include all redemption obligations in respect of the Preferred Stock issuable upon conversion of the Notes.

“Observer” shall have the meaning provided in Section 9.07(d).

“Options” means any rights, warrants or options to subscribe for, purchase or receive Common Stock or Convertible Securities.

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Patriot Act” shall have the meaning provided in Section 13.14.

“Payment In Full” or “Paid In Full” shall mean (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) and premium, if any, of all Issuer Indebtedness, (b) payment in full in cash or the cash collateralization or backstop of all other Issuer Indebtedness and (c) termination or expiration of all commitments to lend under the Issuer Indebtedness Agreement under which such Issuer Indebtedness was extended.

“Payment In Full of Senior Indebtedness” shall mean (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) and premium, if any, of all Senior Indebtedness, (b) payment in full in cash or the cash collateralization or backstop of all other obligations under the Senior Credit Agreement and (c) termination or expiration of all commitments to lend under the Senior Credit Agreement.

“Permitted Holders” shall mean the Sponsor and its Affiliates, together with each of such Persons’ managements.

“Permitted Lien” shall have the meaning ascribed that term in the Senior Credit Agreement.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends, redemption or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.

“Preferred Stock” shall mean the Issuer’s Series A Mandatorily Redeemable Preferred Stock, having the terms specified in the Certificate of Designation.

“Purchaser” and “Purchasers” shall have the meaning assigned that term in the Preamble and, following the Closing Date, shall refer to any holder of the Notes; or if the Notes shall have been converted into Preferred Stock, then “Purchaser” shall refer to any Person having or holding shares of

Preferred Stock (exclusive of shares of Preferred Stock then owned by the Issuer, the Sponsor or any of their respective Affiliates).

“Purchaser Designee” shall have the meaning provided in Section 9.07(a).

“Purchaser Group” shall mean, collectively, (a) the Purchasers, (b) each holder of the Notes after the Closing Date, (c) the beneficiaries of each indemnification obligation undertaken by the Issuer under the Credit Documents, and (d) any successors, endorsees, transferees and assigns of each of the foregoing.

“Put Principal Amount” shall mean, with respect to the Notes, the principal amount of such Note for which demand of redemption has been made by the holder thereof pursuant to Section 3.01(c).

“Qualified Preferred Stock” shall mean any Preferred Equity of the Issuer that is junior in all respects to the Preferred Stock and is on terms reasonably satisfactory to the Required Purchasers.

“Register” shall have the meaning provided in Section 13.06(c).

“Registration Delay Penalty” shall have the meaning provided in Section 9.08(c).

“Regulation D” shall mean Regulation D as promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” shall mean (i) any Person (other than the Issuer) owning 5% or more of the capital stock of the Issuer, (ii) all Affiliates of the Issuer or the foregoing Persons, and (iii) all Persons to whom any Person described in clause (i) or (ii) above is related by blood, adoption or marriage. Notwithstanding anything to the contrary in this definition, none of the Purchasers or any of their Affiliates shall be deemed to be a Related Party.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal Amount of any Note, all interest payments on the Called Principal Amount of such Note that would be due after the date of prepayment with respect thereto if no payment of such Called Principal Amount were made prior to the Maturity Date of such Note.

“Reorganization Securities” means equity or subordinated debt securities of the Issuer or any of its Subsidiaries or any successor obligor with respect to the Obligations provided for by a plan of reorganization or adjustment that, in the case of any such debt securities, are subordinated in right of payment to any Issuer Indebtedness (or any debt securities issued in exchange for all or any portion of such Issuer Indebtedness) to at least the same extent as the Obligations are subordinated to all other Issuer Indebtedness pursuant to Article XIV hereof.

“Required Purchasers” shall mean, as of the date of determination, Purchasers having or holding a majority of the aggregate outstanding principal amount of the Notes (exclusive of Notes then owned by the Issuer, the Sponsor or any of their respective Affiliates), or if the Notes shall have been converted into

Preferred Stock, then the Purchasers having or holding shares of Preferred Stock representing a majority of the aggregate Liquidation Preference of the outstanding shares of Preferred Stock (exclusive of shares of Preferred Stock then owned by the Issuer, the Sponsor or any of their respective Affiliates).

“Returns” shall have the meaning provided in Section 8.11.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning provided in Section 8.17.

“Second Amendment to Senior Credit Agreement” shall have the meaning assigned that term in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Agent” shall have the meaning assigned that term in the Recitals.

“Senior Credit Agreement” shall have the meaning assigned that term in the Recitals.

“Senior Credit Documents” shall mean the “Credit Documents” under and as defined in the Senior Credit Agreement.

“Senior Indebtedness” shall mean the Indebtedness incurred under the Senior Credit Agreement.

“Senior Lenders” shall have the meaning assigned that term in the Recitals.

“Shelf Registration Statement” shall mean a “shelf” registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the SEC, filed by the Issuer pursuant to the provisions of this Agreement, including the prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Solvent” shall mean, with respect to the Issuer and its Subsidiaries taken as a whole that, as of the Closing Date, (i) the sum of the debt (including contingent liabilities) of the Issuer and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the present assets of the Issuer and its Subsidiaries, taken as a whole; (ii) the capital of the Issuer and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Issuer or its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iii) the Issuer and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Voting Stock” shall have the meaning provided in Section 8.15.

“Sponsor” shall mean Vintage Capital Management, LLC, a Delaware limited liability company.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Target Company” shall mean C-MAC Aerospace Limited, a company organized under the laws of England and Wales.

“Taxes” shall mean all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, enacted, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Trading With the Enemy Act” shall have the meaning provided in Section 8.14.

“Transaction” shall mean, collectively, (i) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documents, (ii) the consummation of the transactions contemplated by the Second Amendment to Senior Credit Agreement, (iii) the execution, delivery and performance by the Issuer of the Credit Documents, the incurrence of Obligations under the Notes and the use of proceeds thereof and (iv) the conversion of the Notes into Preferred Stock and the conversion of the Notes or the Preferred Stock into Conversion Shares.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

“Vintage” shall have the meaning provided in the Preamble.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) References to the “knowledge” of the Issuer shall be deemed to refer to the actual knowledge as of the date of this Agreement of the Issuer’s chief executive officer, president and chief operating officer, and chief financial officer.

SECTION 1.03. References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications made after the date hereof are not prohibited by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.04. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.05. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 1.06. Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Credit Document with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

ARTICLE II

PURCHASE AND SALE OF NOTES

SECTION 2.01. Issuance of Notes. On or before the Closing Date, the Issuer will have authorized the issuance of $26,000,000 in aggregate principal amount of Convertible Subordinated Notes due March 22, 2019 to the Purchasers named on the signature pages hereto. The Notes will be issued substantially in the form attached hereto as Exhibit A.

SECTION 2.02. Purchase and Sale of Notes; Closing.

(a) Purchase and Sale of Notes. In reliance upon the Purchasers’ representations and warranties made in Article V, and subject to the terms and conditions set forth herein, the Issuer hereby agrees to issue and to sell to each Purchaser the Notes set forth below such Purchaser’s name on Schedule 2.02(a) hereto for an aggregate purchase price of $16,000,000. In reliance upon the representations and warranties of the Issuer contained in Article VIII, and subject to the terms and conditions set forth herein, each Purchaser hereby agrees to purchase from the Issuer the Notes set forth below such Purchaser’s name on Schedule 2.02(a) hereto at the purchase price set forth below such Purchaser’s name on Schedule 2.02(a) hereto. Each of the Purchasers and the Issuer agree that, for federal income tax purposes, the issue price of each Note is equal to its purchase price as specified on Schedule 2.02(a). The obligations of each Purchaser under this Agreement are several and not joint obligations, and no Purchaser will have any obligation or liability to any Person for the performance or non-performance by any other Purchasers hereunder.

(b) Closing. The purchase and sale of the Notes will take place at a closing (the “Closing”) at 2:00 p.m. New York City time, on the Closing Date, at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022. At the Closing, the Issuer will deliver to each Purchaser the Notes to be purchased by such Purchaser (in such permitted denomination or denominations and registered in such Purchaser’s name or the name of such nominee or nominees as such Purchaser may request) against payment of the purchase price of the Notes therefor by wire transfer of immediately available funds for the account of the Issuer to account number 9990567209 at Citibank, N.A., 1727 Veterans Memorial Highway, Islandia, New York 11749, ABA number: 021-000-089, Swift Code is CITIUS33, account name: API Technologies Corp.

ARTICLE III

PAYMENTS DUE UNDER THE NOTES

SECTION 3.01. Mandatory and Optional Payments of the Notes.

(a) Maturity Date. Unless otherwise required or permitted to be sooner paid pursuant to the provisions hereof, the Issuer shall repay the unpaid principal amount of the Notes issued by it and all other Obligations in full in cash on the Maturity Date.

(b) Optional Prepayments—No Call. The Issuer shall not have the right to prepay at any time all or any portion of the Notes. In the event the Issuer elects to so prepay the Notes in breach of this Section 3.01(b), in addition to the Called Principal Amount of the Notes being prepaid by the Issuer, the Issuer shall pay the Make-Whole Amount, together with all accrued and unpaid interest on the Called Principal Amount and all other amounts owing under the Credit Documents to the holder of the Note as of the date of prepayment. Nothing in this Section 3.01(b) shall be construed as permitting the Issuer to prepay the Notes and any prepayment not expressly permitted by this Agreement shall be deemed a breach of this Agreement by the Issuer.

(c) Mandatory Redemption.

(i) Offer to Prepay Notes. Within ten (10) Business Days of the occurrence of a Mandatory Redemption Event (or with respect to any Mandatory Redemption Event described in clause (b) of the definition thereof, within one (1) Business Day following the Payment in Full of Senior Indebtedness), the Issuer shall offer to prepay, in accordance with and subject to this Section 3.01(c), all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer which date shall be not more than three (3) Business Days after termination of the Mandatory Redemption Offer Period (the “Mandatory Redemption Date”). The offer to prepay the Notes shall remain open for at least twenty (20) Business Days and no more than thirty (30) Business

Days, subject to extension only to the extent required by Applicable Law (the “Mandatory Redemption Offer Period”).

(ii) Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 3.01(c) by causing a notice of such acceptance or rejection to be delivered to the Issuer on or before the date specified in the certificate described in clause (iv) below. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 3.01(c), or to accept an offer as to all of the Notes held by the holder, within such time period shall be deemed to constitute an acceptance of such offer by such holder.

(iii) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 3.01(c) shall be at an amount equal to 100% of the Put Principal Amount of the Notes, together with the Mandatory Redemption Make-Whole Amount with respect to such Notes determined as of the Mandatory Redemption Date, all accrued and unpaid interest on such Notes to, but not including, the date of prepayment and all other amounts owing under the Credit Documents to the holders of such Notes as of the date of redemption. The prepayment shall be made on the Mandatory Redemption Date.

(iv) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 3.01(c) shall be accompanied by a certificate, executed by a Authorized Officer of the Issuer and dated the date of such offer, specifying: (A) the Mandatory Redemption Date; (B) that such offer is made pursuant to this Section 3.01(c); (C) the principal amount of each Note offered to be prepaid; (D) the accrued and unpaid interest that would be due on each Note offered to be prepaid, accrued to, but not including, the Mandatory Redemption Date; and (E) the date by which any holder of a Note that wishes to accept or reject such offer must deliver notice thereof to the Issuer, which date shall not be earlier than five (5) Business Days prior to the Mandatory Redemption Date.

(v) Blocked Payments. If, on any Mandatory Redemption Date, any principal, Mandatory Redemption Make-Whole Amount or accrued and unpaid interest that would otherwise be required to be paid with respect to any Note under this Section 3.01 is not permitted to be paid under the terms of the Senior Credit Agreement or pursuant to Article XIV hereof, then such principal amount shall continue to remain outstanding under such Note and any such Mandatory Redemption Make-Whole Amount and accrued and unpaid interest shall be paid in kind on such Mandatory Redemption Date by adding such amounts to the outstanding principal amount of such Note and shall constitute outstanding principal under such Note effective as of such Mandatory Redemption Date for all purposes under this Agreement. Interest shall begin to accrue on such capitalized amounts beginning on and including the Mandatory Redemption Date on which such capitalized amounts are added to the principal amount of such Note, and such interest shall accrue and be paid, together with the interest on the remaining principal amount of such Note, in accordance with the terms of such Note. Notwithstanding anything to the contrary contained herein or in the Notes, all interest due and payable on the date that the entire then outstanding principal amount of the Notes becomes due and payable, whether on the maturity date thereof, by acceleration or otherwise, shall be due and payable in full in cash on such date. Following the Mandatory Redemption Date, all obligations under the Notes held by holders that have accepted the offer to prepay such holders Notes shall be paid in cash on the first date not prohibited by the terms of the Senior Credit Agreement or Article XIV hereof. To the extent reasonably requested from time to time by any Purchaser, the Issuer shall issue replacement Notes to evidence the resulting increased principal amount of the Notes; provided that the absence of or failure to request or issue such replacement Notes shall not affect the validity of any such obligation, its character as principal or the Issuer’s obligations with respect thereto.

SECTION 3.02. Payments of Interest.

(a) Generally. For the period from and including the Closing Date until the payment in full in cash of all Obligations under the Notes (other than inchoate indemnification obligations) and the termination of the Notes, the outstanding principal amount of the Notes shall bear interest, computed on the basis of a 360-day year of twelve 30-day months, at the Interest Rate, compounded quarterly on each Interest Payment Date. Accrued and unpaid interest shall also be paid on the date of any payment or prepayment of the Notes.

(b) Payment of Non-Default Interest. Accrued interest on each Note as of each Interest Payment Date shall be paid in kind on such Interest Payment Date by adding the amount of such accrued and unpaid interest under each Note to the outstanding principal amount of such Note. Accrued and unpaid interest paid in kind as provided in this Section 3.02 (“Capitalized Interest Amounts”) shall constitute outstanding principal under the Notes as of the applicable Interest Payment Date for all purposes under this Agreement. Interest shall begin to accrue on each Capitalized Interest Amount beginning on and including the Interest Payment Date on which such Capitalized Interest Amount is added to the principal amount of each Note, and such interest shall accrue and be paid, together with the interest on the remaining principal amount of this Note, in accordance with this Note. Notwithstanding anything herein to the contrary, all interest due and payable on the date that the entire then outstanding principal amount of the Notes becomes due and payable, whether on the maturity date thereof, by acceleration or otherwise, shall be due and payable in full in cash on such date. To the extent reasonably requested from time to time by any Purchaser, the Issuer shall issue replacement Notes to evidence the resulting increased principal amount of the Notes; provided that the absence of or failure to request or issue such replacement Notes shall not affect the validity of any such obligation, its character as principal or the Issuer’s obligations with respect thereto.

(c) Default Interest. Upon the occurrence of an Event of Default, the Issuer shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the aggregate outstanding principal amount of the Notes from and after the date of occurrence of such Event of Default at the Default Rate. All interest during an Event of Default shall be payable in cash on demand or in kind upon the election of the applicable holder of the Notes.

(d) Maximum Lawful Rate. In no event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Purchasers have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied pro rata against the principal of the Notes in accordance with their respective outstanding principal amounts, and any excess interest remaining after such application shall be refunded to the Issuer.

(e) Interest After Conversion. Interest shall cease to accrue on that portion of the Notes that are converted in accordance with the terms thereof as of the date of such conversion.

SECTION 3.03. Miscellaneous.

(a) Payments Generally. The Issuer will pay or cause to be paid when due all cash amounts payable with respect to any Note issued by it (without any presentment of such Note and without any notation of such payment being made thereon) by crediting (before 1:00 p.m.) by intrabank or federal funds wire transfer to the account of such Purchaser or other holder of such Note at any bank in the United States as set forth on Schedule 2.02(a) hereof or such other account as may be designated and specified in writing by such Purchaser or such other holder of the Note to the Issuer at least two (2) Business Days prior to the applicable payment.

(b) Payment Date. Notwithstanding anything to the contrary contained in the Notes, if any principal amount payable with respect to a Note is payable on a legal holiday or any other day that is not a Business Day, then the Issuer will pay such amount on the next succeeding Business Day, and interest will accrue on such amount until the date on which such amount is paid and payment of such accrued interest will be made concurrently with the payment of such amount.

SECTION 3.04. Conversion into Conversion Shares. The Notes are convertible into Conversion Shares as set forth in the Notes.

ARTICLE IV

CONSENT OF VINTAGE

SECTION 4.01. Consent of Vintage.

(a) Intentionally Omitted.

(b) Consent of the Existing Investor. Vintage hereby consents to the entry by the Issuer and the Purchasers into this Agreement, which consent shall be deemed to satisfy the conditions set forth in Section 2.12 of that certain Registration Rights Agreement, dated January 21, 2011, by and between the Issuer and Vintage.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

In order to induce the Issuer to enter into this Agreement and issue the Notes as provided for herein, each Purchaser, separately and not jointly, makes the following representation and warranties to the Issuer:

SECTION 5.01. Accredited Investor. Such Purchaser is an “accredited investor” (as defined in Rule 501 of Regulation D), and such Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of its investment in the Notes. Such Purchaser acknowledges that an investment in the Notes is speculative and involves a high degree of risk. Such Purchaser acknowledges that it (i) has such knowledge and experience in financial and business matters such that such Purchaser is capable of evaluating the merits and risks of its investment in the Issuer and (ii) is able to bear the financial risks associated with an investment in the Issuer.

SECTION 5.02. Purchase Entirely for Own Account. Such Purchaser is acquiring the Notes and upon conversion of the Notes, will acquire the Conversion Shares for investment for such Purchaser’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Purchaser further represents that it does not have any contract, undertaking, agreement, Contractual Obligation or arrangement with any Person to sell, transfer or grant participation to any third person with respect to any of the Notes.

SECTION 5.03. Restricted Securities. Such Purchaser acknowledges that the Notes, shares of Preferred Stock if issued, and the Conversion Shares must be held indefinitely unless the transfer of such securities is subsequently registered under the Securities Act or an exemption from such registration is available. Such Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

SECTION 5.04. Legends.

(a) Such Purchaser acknowledges that each certificate evidencing the Notes shall be endorsed with the legends substantially in the form set forth below:

“THIS CONVERTIBLE SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE ISSUER AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS NOTE IS SUBJECT TO THE NOTE PURCHASE AGREEMENT DATED AS OF MARCH 22, 2012, AS THE SAME MAY BE AMENDED, SUPPLEMENTED, MODIFIED OR REPLACED FROM TIME TO TIME, INCLUDING, WITHOUT LIMITATION, THE SUBORDINATION PROVISIONS OF ARTICLE XIV THEREOF. IF ANY PROVISION OF THIS NOTE IS FOUND TO CONFLICT WITH SUCH NOTE PURCHASE AGREEMENT, THE PROVISIONS OF SUCH NOTE PURCHASE AGREEMENT SHALL PREVAIL.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE ISSUER AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE FOLLOWING ADDRESS: API TECHNOLOGIES CORP., 4705 S. APOPKA VINELAND ROAD, SUITE 210, ORLANDO, FL, 32819, ATTENTION: CHIEF EXECUTIVE OFFICER.”

(b) Such Purchaser further acknowledges that each certificate evidencing the Preferred Stock shall be endorsed with the legends set forth in the Preferred Stock certificate; and

(c) Such Purchaser further acknowledges that each certificate evidencing the Conversion Shares may be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED WITHIN THE UNITED STATES OR TO ANY U.S. PERSON (AS DEFINED IN RULE 902 UNDER THE 1933 ACT) (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR (B) AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT IN RELIANCE UPON RULE 144 OR RULE 144A UNDER THE 1933 ACT OR ANOTHER AVAILABLE EXEMPTION.”

Section 5.05. Access to Data. Such Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive and receive answers from, or obtain additional information from, the executive officers of the Issuer concerning the business, management, financial and other affairs of the Issuer, and to the extent deemed necessary in light of such Purchaser’s personal knowledge of the Issuer’s affairs, such Purchaser has asked such questions and received necessary answers to the full satisfaction of such Purchaser. Such Purchaser believes that it has received all the information such that Purchaser considers necessary or appropriate for deciding whether to purchase the Notes. Such Purchaser also acknowledges that it is relying solely on its own advisors and representations, warranties, covenants, agreements and statements contained in this Agreement and in the Notes.

SECTION 5.06. Authorization; Enforceability. This Agreement when executed and delivered by such Purchaser will constitute a valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms, subject to (a) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally. All action on the part of such Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the Notes, and the performance of all obligations of such Purchaser under this Agreement and the Notes, has been taken or will be taken prior to the Closing.

SECTION 5.07. Organization and Standing of the Purchasers. If such Purchaser is an entity, such Purchaser is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

SECTION 5.08. No General Solicitation. Such Purchaser acknowledges that the Notes were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

SECTION 5.09. Reliance Upon Purchasers’ Representations. Such Purchaser understands that the Notes have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Such Purchaser understands and acknowledges that the offering of the Notes pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of all securities hereunder is exempt from the registration requirements of the Securities Act. Such Purchaser acknowledges that the Issuer, and for purposes of the opinions to be delivered to each Purchaser pursuant to Section 6.03 counsel for the Issuer, will rely upon the accuracy and truth of the foregoing representations and acknowledgements and hereby consents to such reliance.

ARTICLE VI

CONDITIONS PRECEDENT

The occurrence of the Closing Date is subject to the satisfaction of the following conditions precedent:

SECTION 6.01. Credit Documents. The Issuer and each Purchaser shall have received the following documents, duly executed by an Authorized Officer of the Issuer and each other relevant party:

(a) this Agreement;

(b) a Note in favor of each Purchaser; and

(c) each other Credit Document.

SECTION 6.02. Issuer Documents; Proceedings; etc.

(a) On the Closing Date, each Purchaser shall have received a certificate from the Issuer, dated the Closing Date, signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Issuer, and attested to by the Secretary or any Assistant Secretary of the Issuer, in the form of Exhibit E with appropriate insertions, together with copies of the Organization Documents of the Issuer and the resolutions of the Issuer.

(b) On the Closing Date, each Purchaser shall have received copies of all records of the Issuer’s proceedings, good standing certificates and bring-down facsimiles, if any, which the Purchasers reasonably may have requested, such documents and papers where appropriate to be certified by proper officers of the Issuer or Governmental Authorities.

SECTION 6.03. Opinion of Counsel. On the Closing Date, each Purchaser shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, special counsel to the Issuer, an opinion addressed to each of the Purchasers, dated the Closing Date, in the form attached as Exhibit H hereto.

SECTION 6.04. Officer’s Certificate. On the Closing Date, each Purchaser shall have received a certificate, substantially in the form of Exhibit F, dated the Closing Date and signed on behalf of the Issuer by an Authorized Officer of the Issuer, certifying on behalf of the Issuer that all of the conditions in Sections 6.05, 6.06 and 6.10 have been satisfied on such date.

SECTION 6.05. Consummation of Acquisition, Financing Transactions; etc.

(a) Each Purchaser shall have received a copy of the Acquisition Agreement, duly executed by the parties thereto (together with all exhibits and schedules thereto) and certified as true, correct and complete by an Authorized Officer of the Issuer, and which shall be in full force and effect.

(b) Each Purchaser shall have reviewed, and be reasonably satisfied with, the final structure, terms and conditions and documentation relating to the Acquisition, including the Acquisition Agreement, and the Transaction. The Transaction shall be consummated substantially concurrently with (or prior to) the purchase of the Notes in compliance with Applicable Law and in accordance with the applicable Documents, without waiver or amendment thereof or any consent thereunder (including any change in the purchase price under the Acquisition Agreement) to the extent such waiver, amendment or consent is or would be adverse to the interests of the Purchasers in any material respect, unless consented to by the Purchasers.

(c) Each Purchaser shall have received a true and correct copy of the Senior Credit Agreement (including the Second Amendment to Senior Credit Agreement), together with all exhibits and schedules thereto, and certified as true, correct and complete by an Authorized Officer of the Issuer, and which shall be in full force and effect.

(d) Each Purchaser shall have received evidence satisfactory to such Purchaser that the Issuer has received not less than $16,000,000 cash proceeds from the making of the CMAC Term Loans (as defined in the Senior Credit Agreement) under the Senior Credit Agreement.

SECTION 6.06. Adverse Change, Approvals.

(a) Since November 30, 2011, there shall not have been any event, condition, circumstance, development, state of facts, change or effect that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect.

(b) The Transaction shall be in compliance, in all material respects, with all applicable U.S., foreign, federal, state and local laws and regulations, and there shall be no legal bar to the consummation of the Transaction.

SECTION 6.07. Solvency Certificate. On the Closing Date, each Purchaser shall have received a solvency certificate from the chief executive officer or chief financial officer of the Issuer in the form of Exhibit G hereto.

SECTION 6.08. Fees, etc. On the Closing Date, the Issuer shall have paid to each Purchaser (and its relevant affiliates) all costs, fees and expenses (including, without limitation, legal fees and expenses and the fees and expenses of any other advisors) and other compensation contemplated hereby payable to such Purchaser to the extent then due and invoiced prior to such date.

SECTION 6.09. Patriot Act. Each Purchaser shall have received all documentation and other information requested by such Purchaser that is required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 6.10. No Default; Representations and Warranties. On the Closing Date, and also after giving effect thereto (a) there shall exist no Default or Event of Default and (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct when made and at the time of Closing.

In determining the satisfaction of the conditions specified in this Article VI, to the extent that any item is required to be satisfactory to any Purchaser, such item shall be deemed satisfactory to each Purchaser which has not notified the other parties hereto in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction.

ARTICLE VII

NET PAYMENTS

SECTION 7.01. Net Payments.

(a) Subject to the following sentence, all payments made by or on behalf of the Issuer under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future Taxes or Other Taxes other than Excluded Taxes. If any such Taxes or Other Taxes other than Excluded Taxes (“Non-Excluded Taxes”) are required by Applicable Law to be withheld from any amounts payable under this Agreement or any other Credit Document, or if the Issuer is not required to so withhold or deduct any Non-Excluded Taxes because a member of the Purchaser Group is exempt from such withholding or deduction and is instead required under Applicable Law to directly pay any Non-Excluded Taxes to the relevant Governmental Authority, the Issuer shall increase such amounts payable to the extent necessary so that after making all required deductions for Non-Excluded Taxes (including such deductions for Non-Excluded Taxes applicable to additional sums payable under this Section 7.01(a)) each member of the Purchaser Group receives an amount equal to the sum it would have received had no such deductions or direct payments for Non-Excluded Taxes been made. Whenever any Non-Excluded Taxes are payable by the Issuer, as promptly as possible thereafter, the Issuer shall make such deductions required to be made by it under Applicable Law, timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law, and the Issuer shall send to the holders of the Notes a certified copy of an original official receipt (or other evidence acceptable to such member of the Purchaser Group, acting reasonably) received by the Issuer showing payment thereof. If the Issuer fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the holders of the Notes the required receipts or other required documentary evidence, the Issuer shall indemnify each member of the Purchaser Group for any incremental taxes, interest, costs or penalties that may become payable by any member of the Purchaser Group as a result of any such failure.

(b) Without limiting the provisions of Section 7.01(a), the Issuer shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Issuer shall indemnify a member of the Purchaser Group within ten (10) Business Days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Article VII) paid by such member of the Purchaser Group, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed by the relevant Governmental Authority; provided, however, that the Issuer shall not be required to indemnify any member of the Purchaser Group for any duplication of Taxes covered by Section 7.01(a) or (b). A certificate as to the amount of such payment or liability delivered to the Issuer by a member of the Purchaser Group shall be conclusive absent manifest error.

(d) If any member of the Purchaser Group determines, in its sole discretion, that is has received a refund of a tax for which an additional payment has been made by the Issuer pursuant to this Article VII or Section 13.05, then such member of the Purchase Group shall reimburse the Issuer for such amount (but only to the extent of indemnity payments made, or additional amounts paid, by the Issuer under this Article VII or Section 13.05 with respect to the tax giving rise to such refund), net of all out-of-pocket expenses of such member of the Purchaser Group and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Issuer, upon the request of a member of the Purchaser Group, agrees to repay the amount paid over to the Issuer (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the applicable member of the Purchaser Group in the event the a member of the Purchaser Group is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any member of the Purchaser Group to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Issuer or any other Person.

(e) On or prior to the date it becomes a party to this Agreement, and from time to time thereafter as required by law or as reasonably requested by Issuer (but only so long as such Purchaser remains lawfully able to do so), each Purchaser shall provide Issuer with such documents and forms as prescribed by the Internal Revenue Service (“IRS”) in order to certify that payments to such Purchaser are exempt from or entitled to a reduced rate of U.S. federal income withholding tax on payments pursuant to this Agreement or any other Credit Document. Without limiting the generality of the foregoing, each Purchaser that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code)

for U.S. federal income tax purposes (a “Non-U.S. Purchaser”) shall deliver to the Issuer, on or prior to the Closing Date (in the case of each Purchaser listed on Schedule 2.02(a) on the Closing Date) or on or prior to the date of the transfer or assignment agreement pursuant to which it becomes a Purchaser (in the case of each other Purchaser), and at such other times as may be necessary in the determination of the Issuer (in the reasonable exercise of its discretion), so long as such Purchaser remains lawfully able to do so, (i) an original copy of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI (or any successor forms), properly completed and duly executed by such Purchaser, and such other documentation required under the Internal Revenue Code and reasonably requested by the Issuer to establish that such Purchaser is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Purchaser of principal, interest, fees or other amounts payable under any of the Credit Documents or is subject to deduction or withholding at a reduced rate, or notify the Issuer of its inability to deliver any such forms, certificates or other evidence, and (ii) if such Purchaser is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non Bank Status, properly completed and duly executed by such Purchaser, and such other documentation required under the Internal Revenue Code and reasonably requested by the Issuer to establish that such Purchaser is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Holder of interest payable under any of the Credit Documents. Each Purchaser required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 7.01(e) hereby agrees, from time to time after the initial delivery by such Purchaser of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Purchaser shall promptly deliver to the Issuer (so long as such Purchaser remains lawfully able to do so) an original copy of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI, and as applicable, a Certificate Regarding Non Bank Status properly completed and duly executed by such Purchaser, and such other documentation required under the Internal Revenue Code and reasonably requested by the Issuer to confirm or establish that such Purchaser is not subject to deduction or withholding of United States federal income tax with respect to payments to such Purchaser under the Credit Documents or is subject to deduction or withholding at a reduced rate, or notify the Issuer of its inability to deliver any such forms, certificates or other evidence. The Issuer shall not be required to pay any additional amount to any Non-U.S. Purchaser under Section 7.01(a) or (b) to the extent such amount relates to an amount of withholding that would not have been due in the event such Purchaser had delivered the forms, certificates or other evidence referred to in this Section 7.01(e) that it is legally entitled to deliver; provided, if such Purchaser shall have satisfied the requirements of this Section 7.01(e) on the Closing Date or on the date of the transfer or assignment agreement pursuant to which it became a Purchaser, as applicable, nothing in this sentence shall relieve the Issuer of its obligation to pay any additional amounts pursuant this Section 7.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Purchaser is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Purchaser is not subject to withholding as described herein. Each Purchaser that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes shall deliver to the Issuer, at such times described above, an original copy of Internal Revenue Service Form W-9 (or any successor form) certifying that such beneficial owner is exempt from U.S. federal back up withholding tax. Nothing in this Section 7.01 shall be construed to require a Purchaser to provide any forms or documentation that it is not legally entitled to provide. If a payment made to a Purchaser under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA, such Purchaser shall (but only so long as such Purchaser remains lawfully able to do so) deliver to the Issuer, at the time or times prescribed by law or reasonably requested in writing by the Issuer, such documentation prescribed by law or reasonably requested in writing by the Issuer as may be necessary for Issuer to comply with its obligations under FATCA, to determine that Purchaser has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, FATCA shall include any amendments made to FATCA after the date of this Agreement (and thus shall not be limited to amendments or successor provisions that are substantively comparable to (and not materially more onerous to comply with than) Section 1471 through 1474 of the Code as of the date of this Agreement).

(f) All obligations of the Issuer under this Article VII shall survive termination of this Note Purchase Agreement, the payment of this Note and all other amounts payable hereunder.

ARTICLE VIII

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE ISSUER

In order to induce the Purchasers to enter into this Agreement and purchase the Notes as provided for herein, the Issuer makes the following representations and warranties to, and agreements with, the Purchasers, all of which shall survive the execution and delivery of this Agreement and the issuance of the Notes:

SECTION 8.01. Organization; Powers. Each of the Issuer and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except for such failures to be in good standing or be so qualified or authorized which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.02. Authorization; Enforceability. The Issuer and its Subsidiaries each have the Company power and authority to execute, deliver and, subject to the actions set forth in Section 9.10 for purposes of the conversion of the Notes into Preferred Stock, perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Documents. The Issuer and its Subsidiaries have duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation of the Issuer and its Subsidiaries, as applicable, enforceable in accordance with its terms, subject to (a) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally.

SECTION 8.03. No Violation. Neither the execution, delivery or performance by the Issuer and its Subsidiaries of the Documents to which it is a party, the consummation of the Transaction or compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Issuer pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which the Issuer or such Subsidiary is a party or by which it or any its property or assets is bound or to which it may be subject, or (c) will violate any provision of the Organizational Document of the Issuer or such Subsidiary. After giving effect to the Second Amendment to Senior Credit Agreement, no Default or Event of Default (as each such term is defined in the Senior Credit Agreement) has occurred or is continuing as of the date hereof.

SECTION 8.04. Approvals. Other than the filing of the Certificate of Amendment and the Certificate of Designation and any other notice prior or subsequent to the Closing that may be required pursuant to applicable state and/or federal securities laws and subject to the actions set forth in Section 9.10 for purposes of the conversion of the Notes into Preferred Stock, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, the Issuer or any of its Subsidiaries to authorize, or is required to be obtained or made by, or on behalf of, the Issuer or such Subsidiaries in connection with, (i) the execution, delivery and performance of any Document, (ii) the legality, validity, binding effect or enforceability of any such Document or (iii) the consummation of the Transaction.

SECTION 8.05. Solvency. On and as of the date of the Closing Date, and after giving effect to the Transaction and to all Indebtedness (including the Notes) being incurred or assumed on such date, the Issuer on a consolidated basis with its Subsidiaries will be Solvent.

SECTION 8.06. Reserved.

SECTION 8.07. True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Issuer and its Subsidiaries in writing to any holder of the Notes (including, without limitation, all information contained in the Documents) for purposes of, or in connection with, this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Issuer in writing to any holder of the Notes will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

SECTION 8.08. Reserved.

SECTION 8.09. Reserved.

SECTION 8.10. Reserved.

SECTION 8.11. Tax Returns and Payments. The Issuer and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Issuer and/or any of its Subsidiaries that relate to a material amount of taxes. The Returns accurately reflect in all material respects all liability for taxes of each Issuer and its Subsidiaries, as applicable, for the periods covered thereby. The Issuer and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Issuer and its Subsidiaries in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Issuer or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Issuer or any of its Subsidiaries. As of the Closing Date, neither the Issuer nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Issuer or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Issuer or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

SECTION 8.12. Reserved.

SECTION 8.13. Investment Company Act. Neither the Issuer nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 8.14. Foreign Assets Control Regulations, Etc. Neither of the issuance of the Notes nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act. Furthermore, none of the Issuer or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such law, statute, regulation or order. The Issuer is in compliance, in all material respects, with the Patriot Act to the extent applicable. No part of the proceeds of the Notes will be used by the Issuer, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 8.15. Capitalization. The authorized capital stock of the Issuer as of the date of this Agreement consists of 100,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of which 54,697,636 shares were issued and outstanding as of March 19, 2012 and one share of Special Voting Stock, par value $0.001 per share (“Special Voting Stock”), which is authorized, issued and outstanding as of the Agreement Date. All of the outstanding shares of the Common Stock and Special Voting Stock have been duly and validly authorized. No shares of Common Stock or Special Voting Stock are entitled to preemptive rights. The Conversion Shares initially issuable upon conversion of the Notes have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Notes, will be validly issued, fully paid and non-assessable. Subject only to the actions set forth in Section 9.10, the shares of Preferred Stock issuable upon conversion of the Notes have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Notes, will be validly issued, fully paid and non-assessable. As of March 19, 2012, except (i) options to purchase 2,800,964 shares of Common Stock issued pursuant to the Issuer’s Amended and Restated 2006 Equity Incentive Plan (the “Equity Incentive Plan”) and outstanding as of the date of this Agreement, (ii) an additional 2,444,669 shares of Common Stock reserved for issuance pursuant to the Equity Incentive Plan, (iii) options to purchase 2,085 shares of Common Stock that were not issued under the Equity Incentive Plan, (iv) 955,362 shares underlying outstanding warrants and (v) as set forth in this Agreement and the Notes, there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Issuer. Except as set forth in this Agreement and on Schedule 8.15, the Issuer is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. The Issuer has furnished or made available to the Purchasers true and correct copies of the Issuer’s certificate of incorporation as in effect on the date hereof (the “Certificate”) and the Issuer’s bylaws as in effect on the date hereof (the “Bylaws”).

SECTION 8.16. Issuance of the Notes. The Notes to be issued at the Closing have been duly authorized by all necessary corporate action and, when issued and delivered in accordance with the terms hereof, shall be duly executed, validly issued and outstanding, legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to (a) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally.

SECTION 8.17. Reporting Status. The Issuer is subject to the reporting requirements of the Exchange Act, and has in a timely manner filed all documents that the Issuer was required to file thereunder during the twelve (12) months prior to the Closing Date (the “SEC Documents”). The SEC Documents complied as to form in all material respects with the SEC’s requirements as of the respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any such document has been revised or superseded by a later filed SEC Document.

SECTION 8.18. Reporting Company; Form S-3. The Issuer is not an “ineligible issuer” (as defined in Rule 405 promulgated under the Securities Act) and is eligible to register the Conversion Shares for resale by such Purchaser on a registration statement on Form S-3 under the Securities Act on a Shelf Registration Statement. Provided that such Purchaser is not deemed to be an underwriter with respect to any shares, to the knowledge of the Issuer, there exist no facts or circumstances (including without limitation any required approvals or waivers or any circumstances that may delay or prevent the obtaining of accountant’s consents) that reasonably could be expected to prohibit or delay the preparation and filing of a registration statement on Form S-3 that will be available for the resale of the Conversion

SECTION 8.19. Securities Act of 1933. The Issuer has complied with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Notes hereunder. The Preferred Stock and Conversion Shares, if and when issued to the Purchasers upon conversion of the Notes in the manner contemplated by this Agreement, may be so issued without registration under the Securities Act. Neither the Issuer nor anyone acting on its behalf, directly or indirectly, has offered to sell or solicited to buy any of the Notes or similar securities to, or solicited offers with respect thereto from, or entered into any preliminary conversations or negotiations relating thereto with, any Person, or has taken any action such that the issuance and sale of any of the Notes are not exempt from the registration provisions of the Securities Act and applicable state securities laws. Neither the Issuer nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes.

ARTICLE IX

AFFIRMATIVE COVENANTS

The Issuer hereby covenants and agrees that on the Closing Date and thereafter, until the Notes, together with interest and all other Obligations incurred hereunder and thereunder (other than inchoate indemnification obligations) are paid in full in accordance with the terms of this Agreement and the Notes, or if the Notes are converted into Preferred Stock, until such time as the Preferred Stock is redeemed or converted in full:

SECTION 9.01. Notice of Default. Promptly, and in any event within four Business Days after any executive officer of the Issuer obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default or an Event of Default.

SECTION 9.02. Books, Records. The Issuer will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP in all material respects and all requirements of Applicable Law shall be made of all dealings and transactions in relation to its business and activities.

SECTION 9.03. Existence; Franchises. The Issuer will, and will cause each of its Subsidiaries to, do or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its existence and all things reasonably necessary to preserve and keep in full force and effect its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.03 shall prevent (i) sales of assets and other transactions by the Issuer or any of its Subsidiaries in accordance with Section 10.01 or (ii) the withdrawal by the Issuer or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 9.04. Compliance with Statutes, etc. The Issuer will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 9.05. Payment of Taxes. In the ordinary course of business consistent with past practice, the Issuer will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might give rise to an Event of Default; provided, however, that neither the Issuer nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

SECTION 9.06. Use of Proceeds. The Issuer will use the proceeds of the Notes for general working capital purposes. No part of any Note (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the issuance of any Note nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 9.07. Board Observation Rights.

(a) As soon as practicable after the receipt by the Issuer of a written request by the Required Purchasers, the Issuer shall increase the size of its Board of Directors by one and cause the Person specified by the Required Purchasers in such notice to be appointed to the Board of Directors. For so long as the Notes, or any shares of the Preferred Stock, are outstanding, the Purchasers shall thereafter have the right to nominate for election to the Board of Directors one director (the “Purchaser Designee”) and the Issuer shall, at any annual or special meeting of the shareholders of the Issuer at which directors are to be elected, subject to the fulfillment of the requirements set forth in Section 9.07(b), nominate the Purchaser Designee for election to the Board of Directors and use its reasonable best efforts to cause the Purchaser Designee to be elected as a director on the Board of Directors.

(b) The Purchaser Designee (i) shall be reasonably acceptable to the Board of Directors’ Nominating and Governance Committee (it being agreed that Alan Goldfarb shall be deemed so acceptable) and (ii) shall comply with the Issuer’s corporate governance guidelines in effect from time to time. The Required Purchasers shall notify the Issuer of the proposed Purchaser Designee in writing and shall provide all information concerning such nominee required to be delivered to the Issuer by the Bylaws and such other information reasonably requested by the Issuer of the Board of Directors (“Nominee Disclosure Information”); provided, that in the event the Required Purchasers do not provide a notice of a replacement for the Purchaser Designee, the Purchaser Designee shall be the person then serving as the Purchaser Designee as long as the Purchasers provides the Nominee Disclosure Information to the Issuer promptly upon request by the Issuer.

(c) In the event of the death, disability, resignation or removal of a Purchaser Designee, the Board of Directors will promptly appoint a replacement director designated by the Required Purchasers, subject to the fulfillment of the requirements set forth in Section 9.07(b), to fill the resulting vacancy, and such individual shall then be deemed to be the Purchaser Designee for all purposes under this Agreement.

(d) Without limitation to any of the foregoing, at any time when no Purchaser Designee is serving as a member of the Board of Directors, the Required Purchasers shall have the right to designate an observer to the Board of Directors (the “Observer”). The Observer (i) shall be reasonably acceptable to the Board of Directors’ Nominating and Governance Committee (it being agreed that Alan Goldfarb shall be deemed so acceptable) and (ii) shall comply with the Issuer’s corporate governance guidelines in effect from time to time. The Observer shall be entitled to attend (or at the option of such observer, monitor by telephone) all meetings of the Board of Directors each committee thereof (at the invitation of such committee), but shall not be entitled to vote. The Issuer shall use its reasonable best efforts to accommodate telephonic attendance by the Observer at all such meetings of the Board of Directors if requested by the Observer. The Observer shall receive all reports, meeting materials, notices, written consents and other materials as and when provided to the members of such Board of Directors (the “Board Observation Rights”); provided, however, that the Observer shall be excluded from certain “closed sessions” of the Board of Directors or any portion of a Board of Directors meeting if, in the reasonable judgment of the Board of Directors, (i) any matter to be discussed pertains specifically to the Issuer’s relationship to the Purchasers or (ii) the participation of such observer in such meeting would waive or otherwise adversely affect the existence of the attorney-client privilege between the Issuer and its legal counsel. Alan Goldfarb shall be designated initially as the Observer; provided, however, that the Required Purchasers may appoint a replacement representative at any time or from time to time so long as such replacement (i) is reasonably acceptable to the Board of Directors’ Nominating and Governance Committee and (ii) complies with the Issuer’s corporate governance guidelines in effect from time to time.

(e) The Issuer shall reimburse the Required Purchasers for reasonable out-of-pocket expenses incurred by any Observer or Purchaser Designee in connection with attendance at or participation in meetings of the Issuer’s Board of Directors, to the same extent as any current outside director is reimbursed for the same.

SECTION 9.08. Registration Rights.

(a) Filing of the Shelf Registration Statement. The Issuer shall (i) cause to be prepared and filed with the SEC a Shelf Registration Statement on Form S-3 within 45 days of the Closing Date for the purposes of registering for sale to the public the Conversion Shares, and (ii) use its best efforts to cause such Shelf Registration Statement to (A) be declared effective under the Securities Act by the SEC as soon as practicable thereafter and in any event no later than 120 days after the Closing Date and (B) remain effective, or replaced with another effective resale registration statement, until all Notes, or shares of Preferred Stock if the Notes are converted pursuant to Section 9.10 hereof, have been repaid, redeemed or converted in full into Conversion Shares, as applicable, and all such Conversion Shares have been sold. The Issuer shall cooperate with the Required Purchasers to register or qualify the Conversion Shares for offer and sale under the securities “blue sky” laws of such jurisdictions of the United States as the Required Purchasers may reasonably request.

(b) [Intentionally Omitted].

(c) Until the two year anniversary of the Closing Date, in the event that the Issuer enters into any agreement with any holder or prospective holder of any Equity Interests of the Issuer giving such holder or prospective holder any registration rights with respect to such Equity Interests the terms of which are senior in right to, have preference or priority over, or are otherwise more favorable to such holder or prospective holder than, the registration rights granted to the Purchasers pursuant to this Section 9.08, then the terms of this Section 9.08 shall be deemed to be automatically amended without any further action by the Issuer or the Purchasers to provide such rights to the Purchasers with respect to the Conversion Shares, and the Issuer shall use its reasonable best efforts to ensure that the Purchasers are able to receive the benefit of any such additional rights or more favorable terms. If the Issuer agrees to pay any fee, interest, premium or other consideration to any holder or prospective holder of Equity Interests of the Issuer (a “Registration Delay Penalty”) in connection with any delay or postponement in the filing or effectiveness of any registration statement with respect to the Equity Interests of the Issuer held by such holder or prospective holder or in connection with any reduction or limitation in the number of such Equity Interests to be included in any proposed registration statement covering Equity Interests of the Issuer, the Issuer shall promptly pay to the Purchasers an amount equal to any such fee, interest, premium or other consideration to which the Purchasers would have been entitled had such Registration Delay Penalty been provided by this Agreement on the Closing Date, but only if the Purchasers’ Shelf Registration Statement relating to the Conversion Shares has not been declared effect or has not remained effective until all Notes, or shares of Preferred Stock if the Notes are converted pursuant to Section 9.10 hereof, have been repaid, redeemed or converted in full into Conversion Shares, as applicable, and all such Conversion Shares have been sold. If payment of any such fee, interest, premium or other consideration is not permitted to be paid at such time under the terms of the Senior Credit Agreement or Article XIV hereof, such fee, interest, premium or other consideration shall be paid in kind by adding such fee, interest, premium or other consideration to the outstanding principal amount of the Notes. Upon the request of any Purchaser, the Issuer shall enter into any additional agreement or amendment to this Agreement reasonably requested by such Purchaser evidencing any of the foregoing.

SECTION 9.09. NASDAQ Listing. The Issuer will comply with the Issuer’s reporting, filing and other obligations under the rules of the Nasdaq Stock Market, LLC (the “NASDAQ”) or any other national securities exchange on which the Common Stock is listed until such time as there cease to be Conversion Shares such that until such time the Common Stock shall remain so listed. The Issuer shall promptly take any and all actions, including by submitting any “Notification of Issuance,” “Application for Listing of Additional Shares” or “Notification: Change in the Number of Shares Outstanding”, and make all certifications as may be required by NASDAQ or any other national securities exchange on which the Common Stock is listed, to ensure that the Conversion Shares issued upon conversion of the Notes are eligible to trade on such exchange.

SECTION 9.10. Conversion into Preferred Stock. The Issuer shall, as promptly as practicable after obtaining the requisite consent from its stockholders (i) prepare an Information Statement on Schedule 14C (the “Information Statement”) relating to the approval by written consent of (A) the issuance of the Conversion Shares as required by NASDAQ Listing Rule 5635 and/or (B) an amendment to the Issuer’s Certificate to authorize the issuance of Preferred Stock in each case, as applicable, and (ii) have such Information Statement filed with the SEC. The Issuer shall then use its reasonable best efforts to cause the Information Statement to be cleared by the SEC as promptly as practicable and disseminated to the stockholders of the Issuer. If the Information Statement has been disseminated and the written consent has become effective prior to the earlier of (i) a Mandatory Redemption Event and (ii) the one-year anniversary of the Closing Date, then:

(a) the Issuer shall, promptly after filing with the Secretary of State of the State of Delaware the Certificate of Amendment attached hereto as Exhibit B (the “Certificate of Amendment”) and the Certificate of Designation attached hereto as Exhibit C (the “Certificate of Designation”), deliver to the Purchasers an officer’s certificate, signed by the Chief Executive Officer of the Issuer, in form and substance reasonably satisfactory to the Required Purchasers, certifying that the representations and warranties contained in Article VIII are true and correct as of the date such officer’s certificate is delivered to the Purchasers as if made on such date; provided, however that references to the Notes shall be deemed to be references to the Preferred Stock, to the extent applicable.

(b) upon receipt of the officer’s certificate, and confirmation that the Secretary of State has certified, by endorsing upon the Certificate of Amendment and Certificate of Designation, the word “Filed” and the date and time of its filing, that the Certificate of Amendment and the Certificate of Designation have been accepted and filed in the Secretary of State of the State of Delaware, all of the Notes shall convert into the number of shares of Preferred Stock determined by dividing the aggregate outstanding principal amount, plus any accrued but uncapitalized interest, of the Notes as of such date by the Liquidation Preference, without further action on the part of the Purchasers or the Issuer, and thereafter all of the Notes shall cease to be outstanding; and

(c) the Issuer shall promptly, and in any event within two (2) Business Days of the conversion of the Notes into Preferred Stock pursuant to paragraph (b) above, mail to each Purchaser a Preferred Stock certificate, in the form attached as Exhibit D hereto, reflecting the number of shares Preferred Stock, and aggregate initial Liquidation Preference, due to such Purchaser pursuant hereto.

(d) For the avoidance of doubt, except for cash in lieu of fractional shares, the Notes may only be converted into shares of Preferred Stock in full, and not in part, pursuant to the provisions hereof and they must be converted upon the satisfaction of the conditions set forth in this Section 9.10.

SECTION 9.11. Current Report on Form 8-K. The Issuer shall file a current report on Form 8-K with the SEC describing the transactions contemplated by this Agreement on or before 5:30 p.m. on the fourth Business Day following the Closing Date.

SECTION 9.12. Reserved.

SECTION 9.13. Rule 144. With a view to making available to the Purchasers the benefits of certain rules and regulations of the SEC that at any time permit the sale of the Conversion Shares to the public without registration, until such time as all Conversion Shares have been disposed of to the public pursuant to an effective registration statement or Rule 144 under the Securities Act or can be sold without restriction under Rule 144 under the Securities Act, the Issuer shall use its best efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times; and (ii) furnish to such Purchaser, upon its reasonable request, a written statement by the Issuer as to its compliance with Rule 144 under the Securities Act and such other reports and documents of the Issuer as the Purchaser may reasonably request to enable such Purchaser to sell any such securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

SECTION 9.14. Reporting Company Status. The Issuer shall use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act and to take all other actions as may be required to maintain its status as a reporting company under Section 13 or 15(d) of the Exchange Act.

SECTION 9.15. Further Assurances; etc. The Issuer will take such actions as reasonably requested by any Purchaser in furtherance of the terms of this Agreement.

SECTION 9.16. Termination. Notwithstanding anything to the contrary in this Agreement, Section 9.01, 9.02, 9.03, 9.04, 9.05 and 9.15 shall immediately terminate and be of no further force and effect upon the conversion of the Notes as contemplated by Section 9.10.

ARTICLE X

NEGATIVE COVENANTS

The Issuer hereby covenants and agrees that on the Closing Date and thereafter, until the Notes, together with interest and all other Obligations incurred hereunder and thereunder (other than inchoate indemnification obligations) are paid in full in accordance with the terms of this Agreement and the Notes, or if the Notes are converted into Preferred Stock, until such time as the Preferred Stock is redeemed or converted in full:

SECTION 10.01. Consolidation, Merger, Purchase or Sale of Assets, etc. The Issuer will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Issuer as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Issuer is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Purchasers, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Issuer shall have the effect of releasing the Issuer or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.01 from its liability under this Agreement or the Notes.

SECTION 10.02. Transactions with Affiliates. Except to the extent permitted in the Senior Credit Agreement (as in effect on the Closing Date), the Issuer will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Issuer or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Issuer or such Subsidiary as would reasonably be obtained by the Issuer or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, as determined in good faith by the Audit Committee of the Board of Directors of the Issuer.

SECTION 10.03. Modifications of Certificate, Bylaws and Certain Other Agreements. The Issuer will not amend, modify or change its Certificate, Bylaws or any agreement entered into by it with respect to its capital stock or other Equity Interests, or enter into any new agreement with respect to its capital stock or other Equity Interests, in any manner that is adverse to the interests of the Purchasers (including in the Purchasers’ capacity as holders of Preferred Stock), including without limitation, by adopting any “poison pill”, shareholder rights plan or rights agreement unless the shares currently held by the Purchasers, the conversion of the Notes into Preferred Stock, the conversion of the Notes and/or the Preferred Stock into Conversion Shares and any Preferred Stock and Conversion Shares held by the Purchasers would be exempted from such plan or provisions. The Issuer shall, in connection with its approval of the Transaction, explicitly waive the applicability of the provisions of Section 203 of Delaware General Corporate Law to the Transaction.

ARTICLE XI

EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

SECTION 11.01. Payments. The Issuer shall (i) default in the payment when due of any principal of any Note or (ii) default, and such default shall continue unremedied for three (3) or more Business Days, in the payment when due of any interest on any Note or any other amounts owing hereunder or under any other Credit Document; or

SECTION 11.02. Representations, etc. Any representation, warranty or statement made by the Issuer herein or in any other Credit Document or in any certificate delivered to any Purchaser pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made; or

SECTION 11.03. Covenants. The Issuer or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.01, 9.02, 9.03 (with respect to the Issuer’s existence), 9.06, 9.07, 9.10 or Article X (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which such default shall first become known to an executive officer of the Issuer or (ii) the date on which written notice thereof is given to the defaulting party by the Required Purchasers; or

SECTION 11.04. Default Under Other Agreements. The Issuer or any of its Subsidiaries shall (a) default in any payment of any Indebtedness (other than the Obligations), whether of principal, interest or otherwise, in an aggregate amount in excess of $5,500,000, beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (b) default in the observance or performance of any agreement or condition relating to any Indebtedness in an aggregate amount in excess of $5,500,000 (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, and as a consequence of such default or other event or condition such Indebtedness becomes due and payable prior to its stated maturity, provided that this Section 11.04 shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or other disposition of the property or assets securing such Indebtedness; provided, further, that if any such default or acceleration referred to above shall cease or be cured, waived, rescinded or annulled, then the resulting Event of Default hereunder shall be deemed to be rescinded and annulled without any further action on the part of the Purchasers; or

SECTION 11.05. Bankruptcy, etc. The Issuer shall voluntary commence any proceeding or file any petition seeking relief under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Issuer or any of its Subsidiaries, and the petition is not controverted within forty-five (45) days, or is not dismissed within forty-five (45) days after the filing thereof, provided, however, that during the pendency of such period, each Purchaser shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, administrator, monitor, trustee or similar official, is appointed for, or takes charge of, all or substantially all of the property of the Issuer or any of its Subsidiaries, to operate all or any substantial portion of the business of the Issuer or any of its Subsidiaries, or the Issuer or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction (including any Canadian Insolvency Law) whether now or hereafter in effect relating to the Issuer or any of its Subsidiaries, or there is commenced against the Issuer or any of its Subsidiaries any such proceeding which remains undismissed for a period of forty-five (45) days after the filing thereof, or the Issuer or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Issuer or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by the Issuer or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

SECTION 11.06. Invalidity of Credit Documents. Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 10.01) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Issuer contests in writing the validity or enforceability of any provision of any Credit Document; or the Issuer denies in writing that it has any or further liability or obligation under any Credit Document (other than as a result of repayment in full in cash of the Obligations and termination of the Notes), or purports in writing to revoke or rescind any Credit Document.

SECTION 11.07. Termination. Notwithstanding anything to the contrary in this Agreement, this Article XI shall immediately terminate and be of no further force and effect upon the conversion of all of the Notes as contemplated by Section 9.10.

ARTICLE XII

REMEDIES

SECTION 12.01. Remedies Upon Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing (other than any Event of Default set forth in Section 11.05), the Required Purchasers may, by written notice to the Issuer, declare the principal of and any accrued interest in respect of all the Notes and all Obligations owing hereunder and under any Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer, provided that if an Event of Default specified under Section 11.05 shall occur all principal of and any accrued interest in respect of all the Notes and all Obligations owing hereunder and under any Credit Document shall automatically become forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Issuer, provided, further, that if any Event of Default specified under Section 11.01 shall occur, any holder of Notes at the time outstanding affected by such

Event of Default may at any time, at its for their option, by notice or notices to the Issuer, declare all the Notes held by it or them to be immediately due and payable. Upon any Notes becoming due and payable under this Section 12.01, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate), plus (y) the Mandatory Redemption Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), and (z) all other Obligations then owing the holder of such Notes shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. Upon the election of the applicable holder of the Notes, the Mandatory Redemption Make-Whole Amount and all or any portion of other Obligations then owing to such holder shall be payable in cash on demand or in kind by adding such Mandatory Redemption Make-Whole Amount and/or such other Obligations to the outstanding principal amount of the applicable Note, and such election to capitalize amounts as herein provided shall not be deemed to be a waiver of any Default or Event of Default then existing or thereafter arising or give rise to any claim of estoppel or agreement to forbear with respect thereto. The Issuer acknowledges, and the parties hereto agree that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuer (except as herein specifically provided for) and that the provision for payment of a Mandatory Redemption Make-Whole Amount by the Issuer in the event that the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

SECTION 12.02. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.01 and irrespective of any interest or other amounts having been capitalized as provided in Section 12.01, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

SECTION 12.03. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.01 (other than pursuant to the provisos set forth therein), the Required Purchasers, by written notice to the Issuer, may rescind and annul any such declaration and its consequences if (a) the Issuer has paid all overdue interest on the Notes, all principal of and Mandatory Redemption Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Mandatory Redemption Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Issuer nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 13.01, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.03 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

SECTION 12.04. No Waivers or Election of Remedies, Expenses, etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Issuer under Section 13.05, the Issuer will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Article XII, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 12.05. Blocked Payments. If, on any date that any Note has been declared due and payable pursuant to Section 12.01, any principal, Mandatory Redemption Make-Whole Amount or accrued and unpaid interest that would otherwise be required to be paid with respect to such Note under Section 12.01 is not permitted to be paid under the terms of the Senior Credit Agreement or pursuant to Article XIV hereof, then such principal amount shall continue to remain outstanding under such Note and any such Mandatory Redemption Make-Whole Amount and accrued and unpaid interest shall be paid in kind on the date such Note was declared due and payable by adding such amounts to the outstanding principal amount of such Note and shall constitute outstanding principal under such Note effective as of such date for all purposes under this Agreement. Interest shall begin to accrue on such capitalized amounts beginning on and including the date such Note was declared due and payable pursuant to Section 12.01 and such interest shall accrue and be paid, together with the interest on the remaining principal amount of such Note, in accordance with the terms of such Note. Notwithstanding anything to the contrary contained herein or in any Note, all interest due and payable on the date that the entire then outstanding principal amount of such Note becomes due and payable, whether on the maturity date thereof, by acceleration or otherwise, shall be due and payable in full in cash on such date. Following the date on which any Note has been declared due and payable pursuant to Section 12.01, all obligations under such Note shall be paid in cash on the first date not prohibited by the terms of the Senior Credit Agreement or Article XIV hereof. To the extent reasonably requested from time to time by any Purchaser, the Issuer shall issue replacement Notes to evidence the resulting increased principal amount of the Notes; provided that the absence of or failure to request or issue such replacement Notes shall not affect the validity of any such obligation, its character as principal or the Issuer’s obligations with respect thereto.

SECTION 12.06. Termination. Notwithstanding anything to the contrary in this Agreement, this Article XII shall immediately terminate and be of no further force and effect upon the conversion of all of the Notes as contemplated by Section 9.10.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Amendments and Waivers. This Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.01. The Required Purchasers may, from time to time, (a) enter into with the Issuer written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Purchasers or the Issuer hereunder or thereunder or (b) waive, on such terms and conditions as the Required Purchasers may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, that no such waiver, amendment, supplement or modification shall directly:

(i) (A) reduce or forgive any portion of any Note or extend the Maturity Date or reduce the stated interest rate (it being understood that only the consent of the Required Purchasers shall be necessary to waive any obligation of the Issuer to pay interest at the Default Rate), (B) reduce or forgive any portion or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest)), (C) amend or modify any provisions of Section 13.07(a) or any other provision that provides for the pro rata nature of disbursements by or payments to the Purchasers or (D) amend or modify any provisions of Article V, in each case without the written consent of each Purchaser directly and adversely affected thereby;

(ii) amend, modify or waive any provision of this Section 13.01 or reduce the percentages specified in the definitions of the term “Required Purchasers” or consent to the assignment or transfer by the Issuer of its rights and obligations under any Credit Document (except as permitted pursuant to Section 10.01), in each case without the written consent of each Purchaser directly and adversely affected thereby; or

(iii) amend, modify or waive any provision of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to certain Purchasers holding Notes or other Obligations differently than other Purchasers without the written consent of each Purchaser whose rights are directly and adversely affected thereby.

SECTION 13.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address or facsimile number, as follows:

(i) if to the Purchasers, to the address or facsimile number specified for such Person on Schedule 2.02(a) or to such other address or facsimile number as shall be designated by such party in a notice to the other parties; and

(ii) if to the Issuer, to 4705 S. Apopka Vineland Rd., Suite 210, Orlando, FL, 32819, Attn: Chief Executive Officer, facsimile number: (208) 728-8007, with a copy, which shall not constitute notice, to Wilson Sonsini Goodrich & Rostai, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, facsimile number: (650) 493-6811, or to such other address or facsimile number as shall be designated by such party in a notice to the other parties.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (x) actual receipt by the relevant party hereto and (y) (A) if delivered by hand or by courier, when delivered to the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; and (C) if delivered by facsimile, when sent and receipt has been confirmed.

(b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the Issuer and the Purchasers.

SECTION 13.03. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Purchaser, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 13.04. Survival of Representations and Warranties; Survival Generally.

(a) All representations and warranties made hereunder and in the other Credit Documents shall survive the execution and delivery of this Agreement and the issuance of the Notes hereunder.

(b) Unless otherwise expressly provided herein or in any other Credit Document to the contrary, all covenants and agreements set forth hereunder and in the other Credit Documents shall survive the conversion of the Notes into Preferred Stock, until such time as the Preferred Stock is redeemed or converted in full.

SECTION 13.05. Expenses; Indemnification. (a) Costs and Expenses. The Issuer agrees, whether or not the transactions hereby contemplated shall be consummated, to pay, and save the Purchasers harmless against liability for the payment of, all reasonable and documented out-of-pocket expenses arising in connection with such transactions, including: (i) (A) all stamp and documentary taxes and similar charges, (B) costs of obtaining private placement or CUSIP numbers for the Notes and (C) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case that were engaged by any Person other than the Purchasers as a result of the execution and delivery of this Agreement and the other Credit Documents and the issuance of the Notes; (ii) reasonable document production and duplication charges and the reasonable fees and expenses of any special or local counsel engaged by the Purchasers in connection with the preparation, negotiation and execution of this Agreement and the other Credit Documents, and the transactions contemplated hereby and thereby (including any related post-Closing costs and expenses); provided, however, that, notwithstanding anything to the contrary in this Agreement, the Issuer shall not have liability for any such expenses pursuant to this clause (ii) exceeding $425,000 in the aggregate; (iii) reasonable document production and duplication charges and the reasonable fees and expenses of any special or local counsel engaged by the Purchasers in connection with any proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Credit Document, whether or not such proposed modification shall be effected or proposed consent granted; (iv) until such time as the Notes have been indefeasibly paid in full in cash or all of the Notes (or shares of Preferred Stock issued upon conversion of the Notes) have been converted into Common Stock in accordance with the terms of this Agreement and the other Credit Documents (and no claim has been asserted or is pending at the time of any such payment or conversion), the reasonable costs and expenses, including, without limitation, attorneys’ fees incurred by any Purchaser of any special or local counsel engaged by such Purchaser in enforcing (or determining whether or how to enforce) any rights under this Agreement and the other Credit Documents, in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement and the other Credit Documents or the transactions contemplated hereby and thereby or by reason of such Purchaser’s having acquired any Notes, including, without limitation, costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and (v) except to the extent arising solely from the gross negligence or willful misconduct of any holder of the Notes or the failure of any holder of the Notes to perform its obligations hereunder, any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated by this Agreement or the other Credit Documents, including the use of the proceeds of the Notes by the Issuer, or from the consummation of the Acquisition.

(b) Indemnification. The Issuer shall indemnify each Purchaser, and each Related Party of any such Purchaser (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Issuer or any of its Subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Credit Documents, (ii) the issuance and sale of the Notes or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Issuer or any of its Subsidiaries, or any Environmental Claims related in any way to the Issuer or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Issuer against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Issuer has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 13.05(b) shall not apply with respect to any taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The indemnification obligations of the Issuer under this Section 13.05(b) that result directly from claims made by a Purchaser under this Agreement (other than in respect of or in connection with third party claims) shall not exceed, in the aggregate, an amount equal to $26,000,000 (the “Aggregate Face Amount of Notes”), plus the aggregate Capitalized Interest Amounts that would have accrued and been added to the principal amount of the Notes in accordance with Section 3.02(b) for the period from the Closing Date through the Maturity Date (compounded quarterly), plus all accrued interest thereon which would not have been capitalized.

(c) Survival. The obligations of the Issuer under this Section 13.05 shall survive the transfer of any Note or portion thereof or interest therein by the Purchasers, the payment of any Note, conversion of the Note to Preferred Stock and, solely with respect to Section 13.05(b), any conversion into Conversion Shares pursuant to the terms of the Note.

SECTION 13.06. Successors and Assigns; Transfers; Register.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Issuer shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Required Purchasers (and any attempted assignment or transfer by the Issuer without such consent shall be null and void) and (ii) no Purchaser may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of each of the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Upon surrender of any Note to the Issuer at the address and to the attention of the designated officer (all as specified in Section 13.02), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Issuer shall execute and deliver, at the Issuer’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Article V.

(c) The Issuer shall keep at its principal executive office a register (the “Register”) for the registration and registration of transfers of the Notes and shares of Preferred Stock. The name and address of each holder of one or more Notes or shares of Preferred Stock, as the case may be, each transfer thereof and the name and address of each transferee of one or more Notes or shares of Preferred Stock, as the case may be, shall be registered in the Register. Prior to due presentment for registration of transfer, the Person in whose name any Note, or shares of Preferred Stock, as the case may be, shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Issuer shall not be affected by any notice or knowledge to the contrary. The Issuer shall give each holder of a Note or a share of Preferred Stock, as the case may be, promptly, upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes or the Preferred Stock, as the case may be.

SECTION 13.07. Adjustments; Set-off.

(a) If any Purchaser (a “benefited Purchaser”) shall at any time receive any payment of all or part of its Notes, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.05, or otherwise), in a greater proportion than any such payment to or collateral received by any other Purchaser, if any, in respect of such other Purchaser’s Notes or interest thereon, such benefited Purchaser shall purchase for cash from the other Purchasers a participating interest in such portion of each such other Purchaser’s Notes, or shall provide such other Purchasers with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Purchaser to share the excess payment or benefits of such collateral or proceeds ratably with each of the Purchasers; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Purchaser, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The benefited Purchaser shall be entitled to the full benefits of Section 13.05.

(b) After the occurrence and during the continuance of an Event of Default, to the extent consented to by Required Purchasers, in addition to any rights and remedies of the Purchasers provided by law, each Purchaser shall have the right, without prior notice to the Issuer, any such notice being expressly waived by the Issuer to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Issuer hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Purchaser or any branch or agency thereof to or for the credit or the account of the Issuer, as the case may be. Each Purchaser agrees promptly to notify the Issuer and the other Purchasers after any such set-off and application made by such Purchaser; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 13.08. Counterparts. This Agreement and the other Credit Documents may be executed by one or more of the parties thereto on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Issuer and each Purchaser.

SECTION 13.09. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.10. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND, EXCEPT AS OTHERWISE PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH OF THE PARTIES TO THIS AGREEMENT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING IN THE MANNER SET FORTH IN SECTION 13.02 HEREOF. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PURCHASER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 13.11. Acknowledgments. The Issuer hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents; and

(b) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Purchasers or the Issuer.

SECTION 13.12. Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.12, each Purchaser agrees that it will not disclose without the prior consent of the Issuer (other than to its employees, auditors, advisors, investment advisors or managers or counsel or to another Purchaser if such Purchaser or such Purchaser’s holding or parent company in its sole discretion determines that any such party should have access to such Information (as defined below), provided such Persons shall be subject to the provisions of this Section 13.12 to the same extent as such Purchaser) any Information with respect to the Issuer or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Purchaser may disclose any such Information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.12(a) by the respective Purchaser, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Purchaser or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Purchaser, (v) to the extent necessary to consummate any swap or hedging transaction, to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long a such contractual counterparty (or such professional advisor) agrees to be bound in writing to a confidentiality agreement containing provisions substantially similar to the provisions of this Section 13.12 and (vi) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes, the Conversion Shares or any interest therein by such Purchaser, provided that such prospective transferee agrees to be bound in writing to a confidentiality agreement containing provisions substantially similar to the confidentiality provisions contained in this Section 13.12. For purposes of this Section, “Information” means all information received from the Issuer or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Purchaser on a non-confidential basis prior to disclosure by the Issuer or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with it obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information and, to the extent required in clauses (v) and (vi) above, such Person agrees to be bound in writing to a confidentiality agreement containing provisions substantially similar to the provisions of this Section 13.12. Each Purchaser agrees, at the cost and expense of the Issuer (such costs and expenses not to be included in any determination of limitation for indemnification under Section 13.05(b)), to use such Purchaser’s reasonable best efforts to enforce any such written confidentiality agreement entered into in accordance with the terms of this Section 13.12.

(b) The Issuer hereby acknowledges and agrees that each Purchaser may share with any of its affiliates, and such affiliates may share with such Purchaser, any information related to the Issuer or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Issuer and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.12 to the same extent as such Purchaser.

SECTION 13.13. Press Releases, etc. Except as required by Applicable Law or the rules and regulations of any national securities exchange on which the Issuer’s securities are traded, the Issuer will not, and will not permit any of its respective Subsidiaries, directly or indirectly, to publish any press release or other similar public disclosure or announcements (including any marketing materials) regarding this Agreement, the other Credit Documents, the Documents, or the Transaction, without the consent of the Purchasers (such consent not to be unreasonably withheld, conditioned or delayed). It is understood and agreed that the Issuer will file a copy of the Credit Documents with a SEC on a Form 8-K.

SECTION 13.14. USA Patriot Act. Each Purchaser hereby notifies the Issuer that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Issuer, which information includes the name and address of the Issuer and other information that will allow such Purchaser to identify the Issuer in accordance with the Patriot Act. The Issuer agrees to provide all such information to the Purchasers upon request by any Purchaser at any time.

SECTION 13.15. No Fiduciary Duty. The Issuer, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Issuer and its Subsidiaries and Affiliates, on the one hand, and the Purchasers and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Purchasers or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. For the avoidance of doubt, nothing herein shall be construed as disclaiming any fiduciary duty obligations which may be owed by the Purchaser Designee to the Issuer or its stockholders, solely in the Purchaser Designee’s capacity as a director of the Issuer, under Applicable Law.

SECTION 13.16. Payments Set Aside. To the extent that any Purchaser receives a payment from the Issuer or any other Person on behalf of the Issuer, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

SECTION 13.17. Authorized Officers. The execution of any certificate requirement hereunder by an Authorized Officer shall be considered to have been done solely in such Authorized Officer’s capacity as an officer of the Issuer (and not individually). Notwithstanding anything to the contrary set forth herein, the Purchasers shall be entitled to rely and act on any certificate, notice or other document delivered by or on behalf of any Person purporting to be an Authorized Officer of the Issuer and shall have no duty to inquire as to the actual incumbency or authority of such Person.

SECTION 13.18. Integration. This Agreement and the other Credit Documents represent the agreement of the Issuer and the Purchasers with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

SECTION 13.19. EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTIONS AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

SECTION 13.20. Usury Not Intended. It is the intent of parties hereto in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws applicable to the Notes as are from time to time in effect. In furtherance thereof, the parties hereto stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum non-usurious rate permitted by applicable law and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement and the other Credit Documents; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Notes, include amounts which by applicable law are deemed interest which would exceed the maximum non-usurious rate permitted by applicable law, then such excess shall be deemed to be a mistake and the holders of the Notes shall credit the same on the principal of the Notes (or if the Notes shall have been paid in full, refund said excess to the Issuer). In the event that the maturity of the Notes is accelerated following an Event of Default, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum non-usurious rate permitted by applicable law and excess interest, if any, provided for in this Agreement or other Credit Documents shall be canceled automatically as of the date of such acceleration and prepayment and, if theretofore paid, shall be credited on the Notes or, if the Notes shall have been paid in full, refunded to the Issuer. In determining whether the interest paid or payable under any specific contingencies exceeds the maximum non-usurious rate permitted by applicable law, the parties hereto shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal part during the period of the full stated term of the Notes, all amounts considered to be interest under applicable law of any kind contracted for, charged, received or reserved in connection with the Notes.

ARTICLE XIV

SUBORDINATION PROVISIONS

SECTION 14.01. Note Purchase Agreement Obligations Subordinate.

(a) The Issuer hereby covenants and agrees, and each Purchaser covenants and agrees, that to the extent and in the manner hereinafter set forth in this Article XIV, the Obligations are expressly made subordinate and subject in right of payment to the prior Payment in Full of all the Issuer Indebtedness, including all the Senior Indebtedness under the Senior Credit Documents. This Article XIV shall be reinstated if at any time any payment of any of the Issuer Indebtedness is rescinded or must otherwise be returned by any holder of such Issuer Indebtedness. The creditor holding any Issuer Indebtedness is entitled to rely on the provisions of this Article XIV and shall have the right to enforce the covenants and agreements set forth in this Article XIV as if it were a party hereto.

(b) The Issuer will not make or permit any of its Subsidiaries to make any payment on account of any Obligations at any time when the Issuer is prohibited from making any payment on account of Obligations pursuant to the provisions of this Article XIV.

SECTION 14.02. Payment Over of Proceeds Upon Dissolution. In the event of (i) any Insolvency or Liquidation Proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Issuer, or (ii) any liquidation, dissolution or other winding up of the Issuer, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Issuer, then and in any such event:

(a) the Issuer shall be prohibited from making any payment on account of the Obligations (other than a distribution of Reorganization Securities) until all Issuer Indebtedness has been Paid in Full;

(b) any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which any Purchaser would be entitled but for the provisions of this Article XIV, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Issuer being subordinated to the payment of the Obligations (other than a distribution of Reorganization Securities) shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to holders of such Issuer Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Issuer Indebtedness may have been issued, to the extent necessary to make Payment In Full of all Issuer Indebtedness, after giving effect to any concurrent payment or distribution to the holders of such Issuer Indebtedness; and

(c) in the event that, notwithstanding the foregoing provisions of this Section 14.02, any Purchaser shall have received any such payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Issuer being subordinated to the payment of the Obligations (but excluding any Reorganization Securities) before all Issuer Indebtedness is Paid In Full, then and in such event such payment or distribution shall be held in trust by the Purchasers and paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Issuer for application to the payment of all Issuer Indebtedness remaining unpaid, to the extent necessary to make Payment In Full of all Issuer Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of such Issuer Indebtedness.

SECTION 14.03. No Payment in Certain Circumstances.

(a) In the event any Issuer Indebtedness Default shall have occurred and be continuing or would arise as a result of the making of any payment of the Obligations under the Credit Documents (other than a payment of interest and other amounts in kind), then no payment by the Issuer of or on account of interest or principal of the Obligations (other than a payment of interest or other amounts in kind) shall be made unless and until such Issuer Indebtedness Default is waived or cured in accordance with the applicable Issuer Indebtedness Agreement and the Issuer may resume making any and all payments on account of the Obligations (including any payment of principal or interest missed during such period). Notwithstanding the foregoing, the election of a Purchaser to convert all or any portion of the Obligations into Equity Interests of the Issuer as herein provided or as provided in such Issuer’s Note is not and shall not be deemed a payment of such Obligations for purposes of this Section 14.03.

(b) The failure of the Issuer to make any payment with respect to the Obligations by reason of the operation of this Section 14.03 shall not be construed as preventing the occurrence of a Default or Event of Default hereunder.

(c) In the event that, notwithstanding the foregoing, the Purchasers shall have received any payment prohibited by the foregoing provisions of this Section 14.03, then and in such event such payment shall be held in trust for the holders of the Issuer Indebtedness and paid over and delivered forthwith to the holders of the Issuer Indebtedness or as otherwise directed by a court of competent jurisdiction for application (in accordance with the applicable Issuer Indebtedness Agreement) to the Issuer Indebtedness until Payment In Full of the Issuer Indebtedness.

(d) The provisions of this Section 14.03 shall not apply to any payment with respect to which Section 14.02 hereof would be applicable.

SECTION 14.04. Payments Otherwise Permitted. Nothing contained in this Article XIV or elsewhere in this Agreement or in the Notes shall prevent the Issuers, at any time except under the conditions described in Section 14.02 and Section 14.03 hereof, from making payments at any time on the Notes.

SECTION 14.05. Subrogation to Rights of Senior Lenders. Subject to the Payment In Full of all Issuer Indebtedness, the Purchasers shall be subrogated to the rights of the holders of Issuer Indebtedness to receive payments and distributions of cash, property and securities applicable to the Issuer Indebtedness until the Obligations shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Issuer Indebtedness of any cash, property or securities to which the Purchasers would be entitled except for the provisions of this Article XIV, and no payments over pursuant to the provisions of this Article XIV to the holders of Issuer Indebtedness by the Purchasers shall, as among the Issuer, its creditors (other than holders of the Issuer Indebtedness), and the Purchasers be deemed to be a payment or distribution by the Issuers to or on account of the Obligations.

SECTION 14.06. Provisions Solely to Define Relative Rights. The provisions of this Article XIV are and are intended solely for the purpose of defining the relative rights of the Purchasers on the one hand and holders of Issuer Indebtedness on the other hand. Nothing contained in this Article XIV or elsewhere in this Agreement or the Notes is intended to or shall (a) impair, as among the Issuer, its creditors and the Purchasers, the obligation of the Issuer, which is absolute and unconditional, to pay to the Purchasers the principal of and interest or premium (if any) on, and any other amount payable by the Issuer under, the Notes or this Agreement or any other Credit Document as and when the same shall become due and payable in accordance with their respective terms; or (b) affect the relative rights against the Issuer of the Purchasers and creditors of the Issuer (other than the holders of the Issuer Indebtedness); or (c) prevent the Purchasers from exercising all remedies otherwise permitted by applicable law upon default under this Agreement or any other Credit Document, subject to the rights of the holders of Issuer Indebtedness (i) under the conditions specified in Section 14.02 hereof to receive, pursuant to and in accordance with such section, cash, property and securities otherwise payable or deliverable to the

Purchasers and (ii) under the conditions specified in Section 14.03 hereof, to prevent any payment prohibited by such section.

SECTION 14.07. No Waiver or Impairment of Subordination Provisions. No right of any present or future holder of Issuer Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer, or by any act or failure to act by any holder of such Issuer Indebtedness, or by any non-compliance by the Issuer with the terms, provisions and covenants of this Agreement or any other Credit Document, regardless of any knowledge thereof any such holder of Issuer Indebtedness may have or be otherwise charged with. Without in any way limiting the generality of the foregoing sentence, the holders of Issuer Indebtedness may, at any time and from time to time, without the consent of or notice to the Purchasers, without incurring responsibility to the Purchasers and without impairing or releasing the subordination provided in this Article XIV or the obligations hereunder of the Purchasers to the holders of Issuer Indebtedness, do any one or more of the following: (i) solely to the extent permitted by Section 14.10 hereof, change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Issuer Indebtedness or any instrument evidencing the same or any agreement under which Issuer Indebtedness are outstanding; provided, that no such change or amendment shall impose any express restrictions on the Issuer’s ability to make payments in respect of this Note that are more restrictive than the provisions set forth in this Article XIV; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Issuer Indebtedness; (iii) release any Person liable in any manner for the collection of Issuer Indebtedness; and (iv) exercise or refrain from exercising any rights against the Issuer and any other Person.

SECTION 14.08. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Issuer referred to in this Article XIV, the Purchasers shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Purchasers for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XIV.

SECTION 14.09. Cumulative Rights, No Waivers. Each and every right, remedy and power granted to the holders of Issuer Indebtedness under this Article XIV hereunder shall be cumulative and in addition to any other right, remedy or power specifically granted under this Article XIV. Any failure or delay on the part of any holder of Issuer Indebtedness in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect any right of the holders of Issuer Indebtedness thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power, and no such failure, delay, abandonment or single or partial exercise of the rights of the holder of Issuer Indebtedness hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto.

SECTION 14.10. Miscellaneous.

(a) The Purchasers acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Issuer Indebtedness, whether such Issuer Indebtedness was created or acquired before or after the date hereof, to acquire and continue to hold, or to continue to hold, such Issuer Indebtedness, and each holder of Issuer Indebtedness shall be deemed conclusively to have relied upon such subordination provisions in acquiring and continuing to hold such Issuer Indebtedness.

(b) By executing this Agreement, the Purchasers agree to be bound by the provisions hereof as they relate to the relative rights of the Purchasers and the holders of Issuer Indebtedness. The Issuer acknowledges that the provisions of this Article XIV shall not give the Issuer any substantive rights as against the holders of the Issuer Indebtedness or the Purchasers. The Issuer hereby agrees that the holders of the Issuer Indebtedness and the Purchasers shall not have any liability to the Issuer for performing their respective responsibilities under this Article XIV with respect to the other parties hereto.

(c) The Issuer shall give prompt written notice to each Purchaser of any fact known to the Issuer that would prohibit the making of any payment to such Purchaser in respect of such Purchaser’s Note. Notwithstanding the provisions of this Article XIV or any other provision of this Agreement or of any Note, no Purchaser shall be charged with knowledge of the existence of any facts that would prohibit the making of any payment to such Purchaser in respect of such Purchaser’s Note or under this Agreement, unless and until such Purchaser shall have received written notice thereof from the Issuer or a holder of Issuer Indebtedness or from any trustee, agent or representative therefor.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Note Purchase Agreement to be duly executed and delivered as of the date first above written.

ISSUER:	API TECHNOLOGIES CORP., a Delaware corporation

	By:	/s/ Brian R. Kahn
Name: Brian R. Kahn Title: Chairman and Chief Executive Officer

PURCHASER:	SENATOR SIDECAR MASTER FUND LP, a Cayman Islands limited partnership

By: SENATOR INVESTMENT GROUP LP, its investment manager

	By:	/s/ Evan Gartenlaub
Name: Evan Gartenlaub Title: General Counsel

Solely with respect to Section 4.01(b):	VINTAGE ALBANY ACQUISITION, LLC, a Delaware limited liability company

	By:	/s/ Brian R. Kahn
Name: Brian R. Kahn Title: Manager